Exhibit 2.2
Brian P. Leitch, Esq.
Daniel M. Lewis, Esq.
Michael J. Canning, Esq.
Neil M. Goodman, Esq.
ARNOLD & PORTER LLP
370 Seventeenth Street, Suite 4500
Denver, Colorado 80202
(303) 863-1000
– and –
555 Twelfth Street, NW
Washington, DC 20004
(202) 942-5000
– and –
399 Park Avenue
New York, New York 10022
(212) 715-1000
Lawrence E. Rifken, Esq. (VSB No. 29037)
Douglas M. Foley, Esq. (VSB No. 34364)
David I. Swan, Esq.
McGUIREWOODS LLP
1750 Tysons Boulevard, Suite 1800
McLean, Virginia 22102-4215
(703) 712-5000
Counsel to the Debtors and Debtors-in-Possession
IN THE UNITED STATES BANKRUPTCY COURT
FOR THE EASTERN DISTRICT OF VIRGINIA
ALEXANDRIA DIVISION

In re:		)
		)	Case No. 04-13819-SSM
		)	Jointly Administered
US AIRWAYS, INC., et al.,[1]		)	Chapter 11
		)	Hon. Stephen S. Mitchell
	Debtors.	)
)

FINDINGS OF FACT, CONCLUSIONS OF LAW AND ORDER
UNDER 11 U.S.C. §§ 1129(a) AND (b) AND FED. R. BANKR. P. 3020
CONFIRMING THE JOINT PLAN OF REORGANIZATION OF US AIRWAYS, INC. AND
ITS AFFILIATED DEBTORS AND DEBTORS-IN-POSSESSION
     Upon the motion, dated July 11, 2005 (Docket No. 2378) (the “Motion”), by the above-captioned Debtors and debtors-in-possession, for the entry of an order approving the Debtors’ Disclosure Statement (as defined below); determining the treatment of certain claims for notice and voting purposes; establishing a record date for voting and solicitation purposes and procedures for filing objections to the Joint Plan of Reorganization of US Airways, Inc. and Its Affiliated Debtors and Debtors-in-Possession (Docket No. 2754) (the “Original Plan”)2 and temporary allowance of claims for voting purposes; and approving solicitation procedures for confirmation and seeking confirmation of the Plan (defined below); and based upon (i) the Court’s review of the Certificates of Publication, the Affidavits of Mailing with Respect to Solicitation Materials (the “Donlin Affidavits”) (Docket Nos. 2876, 2894, 2895 and 2896), and the Affidavit of Ronald Howard Certifying the Ballots Accepting or Rejecting the Joint Plan of Reorganization of US Airways, Inc. and Its Affiliated Debtors and Debtors-in-Possession Dated August 9, 2005 (the “Voting Report”) (Docket No. 3167), (ii) the Memorandum of Law Of Debtors and Debtors-in-Possession (A) in Support of Confirmation of Joint Plan of Reorganization of U.S. Airways, Inc. and its Affiliated Debtors and Debtors-in-Possession and (B) in Response to Objections Thereto, (iii) the Original Plan, as modified by the modifications set forth herein (the “Plan”), (iv) the Declarations of Bruce R. Lakefield (the “Lakefield Declaration”) (Docket No. 3176), John E. Luth (the “Luth Declaration”) (Docket No. 3177) and Ronald Greenspan (the “Greenspan Declaration”) (Docket No. 3178) in support of Confirmation of the Plan, (v) all of the evidence proffered or adduced at, objections filed in connection with, and arguments of counsel (collectively, the “Objections”) made at, the Confirmation Hearing (as defined below), and (v) the entire record of these Chapter 11

[1]	The Debtors are the following entities: US Airways, Inc., US Airways Group, Inc., PSA Airlines, Inc., Piedmont Airlines, Inc. and Material Services Company, Inc.

[2]	Unless otherwise defined, capitalized terms used herein shall have the meanings ascribed to them in the Original Plan. Any term used in the Original Plan or this order (the “Confirmation Order”) that is not defined in the Original Plan or this Confirmation Order, but that is used in the United States Bankruptcy Code, 11 U.S.C. §§ 101-1330, as amended (the “Bankruptcy Code”), or the Federal Rules of Bankruptcy Procedure (the “Bankruptcy Rules”), shall have the meaning ascribed to that term in the Bankruptcy Code or the Bankruptcy Rules.

Cases; and after due deliberation thereon and good and sufficient cause appearing therefore, the Court hereby makes the following findings of fact and conclusions of law.3
     THE COURT FINDS AND CONCLUDES THAT:
     A. Filing of Plan. On August 7, 2005, the Debtors filed the Original Plan and the Second Amended Disclosure Statement with Respect to Joint Plan of Reorganization of US Airways, Inc. and Its Affiliated Debtors and Debtors-in-Possession (as transmitted to parties in interest, the “Disclosure Statement”).
     B. Solicitation Procedures Order. On August 9, 2005, the Court entered an order (the “Solicitation Procedures Order”) that, among other things, (i) approved the Disclosure Statement as containing adequate information within the meaning of section 1125 of the Bankruptcy Code and Fed. R. Bankr. P. 3017, (ii) fixed September 15, 2005, as the date for the commencement of the hearing to consider confirmation of the Original Plan (the “Confirmation Hearing”), (iii) approved the form and method of notice of the Confirmation Hearing (the “Confirmation Hearing Notice”), and (iv) established certain procedures for soliciting and tabulating votes with respect to the Original Plan.
     C. Transmittal of Solicitation Package. The Confirmation Hearing Notice, the Disclosure Statement, the Original Plan, the Solicitation Procedures Order, the Creditors’ Committee’s solicitation statement with respect to the Original Plan and, as to Classes USAI-2A, USAI-3, USAI-7, USAI-8, USAI-9, Group-2A, Group-3, Group-4, Group-7, Group-8, Group-9, PSA-3, PSA-7, PSA-8, PSA-9, Piedmont-3, Piedmont-7, Piedmont-8, Piedmont-9, Material Services-3, Material Services-7, Material Services-8 and Material Services-9 (collectively, the “Voting Classes”), a ballot and return envelope (such ballot and envelope being referred to as a “Ballot”), were transmitted in accordance with Fed. R.

[3]	Findings of fact shall be construed as conclusions of law and conclusions of law shall be construed as findings of fact when appropriate. See Fed. R. Bankr. P. 7052.

Bankr. P. 3017(d) and the Solicitation Procedures Order, all as set forth in the Donlin Affidavit.
     D. Publication of Confirmation Hearing Notice. The Debtors published the Confirmation Hearing Notice in The Wall Street Journal (national and European editions) and USA Today (worldwide) on August 15, 2005, as evidenced by the Certificates of Publication made by Cindy Kehoe and Anne Nichols of The Wall Street Journal (Docket Nos. 2903, 2904) and Holly O’Hora of USA Today (Docket No. 2902).
     E. Voting Report. On September 14, 2005, the Debtors filed the Voting Report (Docket No. 3167), certifying the method and results of the Ballot tabulation for each of the Voting Classes voting to accept or reject the Original Plan.
     F. Bankruptcy Rule 3018(a) Stipulations. Prior to the Confirmation Hearing, motions were filed for temporary allowance of claims for voting purposes pursuant to Bankruptcy Rule 3018(a) (the “3018(a) Motions”). The 3018(a) Motions include:
          Dallas/Fort Worth International Airport Board (Docket No. 2953): resolved by stipulation
          Phillip H. Frazier (Docket No. 2995): contested; Court allowed claim for voting purposes only in the amount of $20,000
          City of Phoenix (Docket No. 3011): resolved by stipulation
          Columbus Airport Authority (Docket No. 3012): resolved by stipulation
          Lee County Airport Authority (Docket No. 3013): resolved by stipulation
          Lehigh-Northampton Airport Authority (Docket No. 3014): resolved by stipulation
          Roanoke Regional Airport Commission (Docket No. 3015): resolved by stipulation

          Wayne County Airport Authority (Docket No. 3016): resolved by stipulation
          Airbus North America Customer Services, Inc. (Docket No. 3021): resolved by stipulation
          Airbus Financial Services/Aviateur International Limited (Docket No. 3022): resolved by stipulation
          Harold Horowitz (Docket No. 3031): contested; Court allowed claim for voting purposes only in the amount of $0
In addition, several stipulations were filed with the Court pursuant to Bankruptcy Rule 3018(a) (the “3018(a) Stipulations”) in which several Claim holders and the Debtors stipulated and the Court ordered that certain Claims be temporarily allowed for voting purposes only, each of which has been incorporated in the results set forth in the Voting Report.
     G. Exclusive Jurisdiction; Venue; Core Proceeding (28 U.S.C. §§157(b)(2) and 1334(a)). The Court has jurisdiction over the Chapter 11 Cases pursuant to 28 U.S.C. §§157 and 1334. Venue is proper pursuant to 28 U.S.C. §§1408 and 1409. Confirmation of the Plan is a core proceeding under 28 U.S.C. §157(b)(2), and the Court has exclusive jurisdiction to determine whether the Plan complies with the applicable provisions of the Bankruptcy Code and should be confirmed, including, without limitation, in resolving any jurisdictional issues raised in objections to confirmation of the Plan that have been properly filed in the Chapter 11 Cases.
     H. Judicial Notice. The Court takes judicial notice of the docket of the Chapter 11 Cases maintained by the Clerk of the Court and/or its duly-appointed agent, including, without limitation, all pleadings and other documents filed, all orders entered, and all evidence and arguments made, proffered or adduced at, the hearings held before the Court during the pendency of the Chapter 11 Cases.

     I. Transmittal and Mailing of Materials; Notice. Due, adequate and sufficient notice of the Disclosure Statement and Plan and of the Confirmation Hearing, along with all deadlines for voting on or filing objections to the Plan, has been given to all known holders of Claims in accordance with the procedures set forth in the Solicitation Procedures Order. The Disclosure Statement (including the appendices thereto), Plan, Ballots, Solicitation Procedures Order, Confirmation Hearing Notice and the Creditors’ Committee’s solicitation statement with respect to the Plan were transmitted and served in substantial compliance with the Solicitation Procedures Order and the Bankruptcy Rules, and such transmittal and service were adequate and sufficient. Adequate and sufficient notice of the Confirmation Hearing and the other bar dates and hearings described in the Solicitation Procedures Order was given in compliance with the Bankruptcy Rules and the Solicitation Procedures Order, and no other or further notice is or shall be required.
     J. Solicitation. Votes for acceptance or rejection of the Plan were solicited in good faith and complied with sections 1125 and 1126 of the Bankruptcy Code, Bankruptcy Rules 3017 and 3018, the Disclosure Statement, the Solicitation Procedures Order, all other applicable provisions of the Bankruptcy Code, and all other rules, laws, and regulations.
     K. Ballots. All procedures used to distribute solicitation materials to the applicable holders of Claims and Interests and to tabulate the Ballots were fair and conducted in accordance with the Solicitation Procedures Order, the Bankruptcy Code, the Bankruptcy Rules, the local rules of the Bankruptcy Court for the Eastern District of Virginia and all other applicable rules, laws, and regulations.
     L. Impaired Classes that Have Voted to Accept the Plan. As evidenced by the Voting Report, which certified both the method and results of the voting, all Voting

Classes have accepted the Original Plan pursuant to the requirements of sections 1124 and 1126 of the Bankruptcy Code. Thus, at least one Impaired Class of Claims, determined without including any acceptance by an insider of any of the Debtors, has voted to accept the Plan with respect to each Debtor.
     M. Classes Deemed to Have Rejected the Plan. Classes Group-10 and 11 (the “Zero Distribution Classes”) will receive no distribution under the Plan and are deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code.
     N. Burden of Proof. The Debtors, as proponents of the Plan, have met their burden of proving the elements of sections 1129(a) and (b) of the Bankruptcy Code, by a preponderance of evidence, which is the applicable evidentiary standard in this Court. The Court also finds that the Debtors have satisfied the elements of sections 1129(a) and (b) of the Bankruptcy Code under the clear and convincing standard of proof.
     O. Plan Compliance with Bankruptcy Code (11 U.S.C. §1129(a)(1)). The Plan complies with the applicable provisions of the Bankruptcy Code, thereby satisfying section 1129(a)(1) of the Bankruptcy Code.
          1. Proper Classification (11 U.S.C. §§1122, 1123(a)(1)). In addition to Administrative Claims and Priority Tax Claims (which are not required to be classified), Article III of the Plan designates between seven (7) and nine (9) Classes of Claims and one (1) or two (2) Classes of Interests for each of the Debtors. The Claims and Interests placed in each Class are substantially similar to other Claims or Interests in each such Class. Valid business, factual and legal reasons exist for separately classifying the various Classes of Claims and Interests created under the Plan, and such Classes do not unfairly discriminate between holders of Claims or Interests. Thus, the Plan satisfies sections 1122 and 1123(a)(1) of the Bankruptcy Code.
          2. Specification of Unimpaired Classes (11 U.S.C. §1123(a)(2)). Section 4.1 of the Plan specifies the Classes of Claims that are Unimpaired. Thus, the Plan satisfies section 1123(a)(2) of the Bankruptcy Code.
          3. Specification of Treatment of Impaired Classes (11 U.S.C. §1123(a)(3)). Section 4.2 of the Plan states the Classes of Claims and Interests that are Impaired under the Plan. Article V of the Plan specifies the treatment of Claims in all such Classes. Thus, the Plan satisfies section 1123(a)(3) of the Bankruptcy Code.

          4. No Discrimination (11 U.S.C. §1123(a)(4)). The Plan provides for the same treatment by the relevant Debtor for each Claim in each respective Class unless the holder of a particular Claim has agreed to less favorable treatment with respect to such Claim. Thus, the Plan satisfies section 1123(a)(4) of the Bankruptcy Code.
          5. Implementation of Plan (11 U.S.C. §1123(a)(5)). The Plan provides adequate and proper means for implementation of the Plan, including, without limitation, (a) the continued corporate existence of the Debtors; (b) the corporate constituent documents that will govern the Reorganized Debtors after the Effective Date; (c) entry into the Merger Agreement and the Investment Agreements; (d) issuance of the New Common Stock and the New Convertible Note (if issued); (e) provisions for the treatment of various aircraft financing obligations; and (f) the execution, delivery, filing or recording of all contracts, instruments, releases, indentures, and other agreements or documents related to the foregoing. Thus, the Plan satisfies section 1123(a)(5) of the Bankruptcy Code.
          6. Prohibition Against Issuance of Non-Voting Equity Securities and Provisions for Voting Power of Classes of Securities (11 U.S.C. §1123(a)(6)). Section 7.7 of the Plan provides that the certificate of incorporation of Reorganized Group will prohibit the issuance of nonvoting equity securities to the extent required by section 1123(a)(6) of the Bankruptcy Code. Such statutory provisions have been incorporated into the certificate of incorporation of Reorganized Group, as set forth in Plan Exhibit E-1.
          7. Selection of Officers, Directors and the Trustee (11 U.S.C. §1123(a)(7)). In the Plan, as identified in the Disclosure Statement or as publicly disclosed prior to the Confirmation Hearing, or as otherwise announced at the Confirmation Hearing, the Debtors properly and adequately disclosed or otherwise identified the procedures for determining the identity and affiliations of all individuals or entities proposed to serve on or after the Effective Date as officers or directors of the Reorganized Debtors. The appointment or employment of such individuals or entities and the proposed compensation and indemnification arrangements for officers and directors are consistent with the interests of Claimholders and with public policy. Thus, section 1123(a)(7) of the Bankruptcy Code is satisfied.
          8. Additional Plan Provisions (11 U.S.C. §1123(b)). The Plan’s provisions are appropriate and consistent with the applicable provisions of the Bankruptcy Code, including, without limitation, provisions for (a) distributions to holders of Claims, (b) the disposition of executory contracts and unexpired leases, (c) the retention of, and right to enforce, sue on, settle or compromise (or refuse to do any of the foregoing with respect to) certain claims or causes of action against third parties, to the extent not waived and released under the Plan, (d) resolution of Disputed Claims, (e) allowance or disallowance of certain Claims, (f) indemnification obligations, (g) releases by the Debtors and debtors-in-possession, (h) releases by holders of Claims and Interests, and (i) and the structure of certain aircraft financing transactions previously approved by the Court.
          9. Fed. R. Bankr. P. 3016(a). The Plan is dated and identifies the entities submitting it, thereby satisfying Fed. R. Bankr. P. 3016(a).

     P. Debtors’ Compliance with Bankruptcy Code (11 U.S.C. §1129(a)(2)). The Debtors have complied with the applicable provisions of the Bankruptcy Code, thereby satisfying section 1129(a)(2) of the Bankruptcy Code. Specifically, the Debtors are proper debtors under section 109 of the Bankruptcy Code and proper proponents of the Plan under section 1121(a) of the Bankruptcy Code. The Debtors have complied with the applicable provisions of the Bankruptcy Code, including, without limitation, sections 1113, 1114 and 365, as provided or permitted by orders of the Court. The Debtors have complied with the applicable provisions of the Bankruptcy Code, the Bankruptcy Rules, and the Solicitation Procedures Order in transmitting the Plan, the Disclosure Statement, the Ballots and related documents and notices, and in soliciting and tabulating votes on the Plan.
     Q. Plan Proposed In Good Faith (11 U.S.C. §1129(a)(3)). The Debtors have proposed the Plan in good faith and not by any means forbidden by law, thereby satisfying section 1129(a)(3) of the Bankruptcy Code. In determining that the Plan has been proposed in good faith, the Court has examined the totality of the circumstances surrounding the filing of the Chapter 11 Cases, the formulation of the Plan and the Debtors’ negotiations with America West, the Plan Investors and holders of Claims against the Debtors, all Objections filed in the Chapter 11 Cases and all evidence presented at the Confirmation Hearing. See Bankruptcy Rule 3020(b). The Chapter 11 Cases were filed, and the Plan was proposed, with the legitimate and honest purpose of reorganizing and maximizing the value of each of the Debtors and the recovery to Claimholders under the circumstances of these cases.
     R. Payments for Services or Costs and Expenses (11 U.S.C. §1129(a)(4)). Any payment made or to be made by the Debtors for services or for costs and expenses in connection with the Chapter 11 Cases, including all administrative expense and substantial contribution claims under sections 503 and 507 of the Bankruptcy Code, or in connection with the Plan and incident to the Chapter 11 Cases, has been approved by, or is subject to the approval of, the Court as reasonable, thereby satisfying section 1129(a)(4) of the Bankruptcy Code. Any amounts allocated by the Debtors for the payment of such services, costs and expenses, or any recoveries or disgorgements subsequently ordered by the Court on account of payments to professionals prior to final allowance of such amounts shall constitute assets owned exclusively by Reorganized Group except as otherwise provided in the Plan.
     S. Directors and Officers (11 U.S.C. §1129(a)(5)(A)). The Debtors have complied with section 1129(a)(5)(A) of the Bankruptcy Code and have disclosed the proposed initial officers of the Reorganized Debtors. See Exhibit Q (Docket No. 3107). The Debtors have disclosed in the Plan and Disclosure Statement the manner for selection of the initial board of directors of Reorganized Group and the other Reorganized Debtors. In addition, on September 9, 2005, the Debtors filed the Notice of Designation of Individuals to Serve as Directors of Reorganized US Airways Group, Inc. (Docket No. 3109), identifying the members of the board of directors designated by the respective designating parties in accordance with Section 7.3 of the Plan. The identities of senior officers and members of the boards of directors of each of the Reorganized Debtors other than Reorganized Group were disclosed in the Disclosure Statement. Upon review of the information provided by the Debtors pursuant to the Plan, Disclosure Statement and Exhibits to the Plan and the evidence presented at or prior to the Confirmation Hearing regarding the composition of the board of directors of Reorganized Group and the other Reorganized Debtors, the selection and appointment of such senior officers and directors is consistent with the interests of creditors and equity security holders and with public policy.
     T. Insiders (11 U.S.C. §1129(a)(5)(B)). Prior to or on September 2, 2005, the Debtors filed the following Plan Exhibits: “L” (2005 Equity Incentive Plan) (Docket No. 3058), “U-2” (Schedule of Employee-Related Agreements to be Rejected) (Docket No. 3067), “U-6” (Officers Receiving Modified Employee Contracts) (Docket Nos. 2756 and 3069), and “Y” (Schedule of Benefit Plans to be Assumed) (Docket Nos. 2757 and 3108) (collectively, the “Management Compensation Exhibits”). In addition, pursuant to the Disclosure Statement, the Debtors’ Motion Pursuant to Sections 105(a), 363(b) and 365(a) of the Bankruptcy Code for an Order Approving and Authorizing a Transaction Retention Program Consisting of (1) Officer Employment Contracts and (2) Severance and Retention Policies for Salaried Employees (Docket No. 2125) (the “TRP Motion”) and the evidence presented by the Debtors at the hearing on the TRP Motion, the Debtors provided evidence and disclosure regarding the employment and benefit arrangements for management employees of the Debtors. Accordingly, pursuant to the Disclosure Statement (including the Appendices thereto), the Plan and the Management Compensation Plan Exhibits and such other evidence, the Debtors have described the general approach to compensation, base salary information, annual cash incentive compensation, long term cash incentive compensation, stock options, other benefits programs, severance and indemnification agreements, and director compensation for insiders of the Debtors and for management of America West and for Reorganized Group. Accordingly, because the Debtors have disclosed the nature of compensation to be paid to insiders, the requirements of section 1129(a)(5)(B) of the Bankruptcy Code have been met.

     U. No Rate Changes (11 U.S.C. §1129(a)(6)). Section 1129(a)(6) of the Bankruptcy Code is satisfied because the Plan does not provide for any change in rates over which a governmental regulatory commission has jurisdiction.
     V. Best Interests Test (11 U.S.C. §1129(a)(7)). The Plan satisfies section 1129(a)(7) of the Bankruptcy Code. The liquidation analysis in Appendix B to the Disclosure Statement, the reorganization valuation analysis in Appendix D to the Disclosure Statement, the Luth Declaration and evidence adduced at the Confirmation Hearing (i) are persuasive, credible and accurate as of the dates such evidence was prepared, presented, or proffered, (ii) either have not been controverted by other persuasive evidence or have not been challenged, (iii) are based upon reasonable and sound assumptions, (iv) provide a reasonable estimate of the liquidation values of the Debtors upon conversion to a case under chapter 7 of the Bankruptcy Code, and (v) establish that each holder of a Claim or Interest in an Impaired Class that has not accepted the Plan will receive or retain under the Plan, on account of such Claim or Interest, property of a value, as of the Effective Date of the Plan, that is not less than the amount that it would receive if the Debtors were liquidated under chapter 7 of the Bankruptcy Code on such date.
     W. Acceptance by Impaired Classes (11 U.S.C. §1129(a)(8)). All Impaired Classes in US Airways, Inc., US Airways Group, Inc., PSA Airlines, Inc., Piedmont Airlines, Inc. and Material Services Company, Inc. have voted to accept the Plan. Classes Group-10 and Group-11 are deemed to have rejected the Plan and, accordingly, confirmation as to these Classes in Group is sought pursuant to 11 U.S.C. §1129(b).
     X. Treatment of Administrative and Priority Tax Claims and Other Priority Claims (11 U.S.C. §1129(a)(9)). The treatment of Administrative Claims and Other

Priority Claims under the Plan satisfies the requirements of section 1129(a)(9)(A) and (B) of the Bankruptcy Code, and the treatment of Priority Tax Claims under the Plan satisfies the requirements of section 1129(a)(9)(C) of the Bankruptcy Code as provided in Article II of the Plan.
     Y. Acceptance by Impaired Class (11 U.S.C. §1129(a)(10)). As set forth on the Voting Report, Classes — USAI-2A, USAI-3, USAI-7, USAI-8, USAI-9, Group-2A, Group-3, Group-4, Group-7, Group-8, Group-9, PSA-3, PSA-7, PSA-8, PSA-9, Piedmont-3, Piedmont-7, Piedmont-8, Piedmont-9, Material Services-3, Material Services-7, Material Services-8 and Material Services-9 are each Impaired Classes of Claims that have voted to accept the Plan and, to the best of the Debtors’ knowledge, do not contain “insiders” of any significant magnitude in numbers or amount. Thus, section 1129(a)(10) of the Bankruptcy Code is satisfied.
     Z. Feasibility (11 U.S.C. §1129(a)(11)). The Plan satisfies section 1129(a)(11) of the Bankruptcy Code. The financial projections in Appendix C to the Disclosure Statement, the Lakefield Declaration, the Morrell Declaration, the Luth Declaration and evidence proffered or adduced at the Confirmation Hearing (i) are persuasive and credible, (ii) have not been controverted by other evidence or challenged in any of the objections to the Plan, and (iii) establish that the Plan is feasible and that confirmation of the Plan is not likely to be followed by the liquidation or the need for further financial reorganization of the Debtors or the Reorganized Debtors.
     AA. Payment of Fees (11 U.S.C. §1129(a)(12)). The Debtors have paid or, pursuant to Sections 1.1 and 2.1 of the Plan, will pay by the Effective Date fees payable under 28 U.S.C. § 1930, thereby satisfying section 1129(a)(12) of the Bankruptcy Code.
     BB. Continuation of Retiree Benefits (11 U.S.C. §1129(a)(13)). As required by section 1129(a)(13) of the Bankruptcy Code, Section 7.6 of the Plan provides that following the Effective Date of the Plan, payment of all retiree benefits (as defined in section 1114(a) of the Bankruptcy Code) for current retirees as defined by the 1114 Orders (as defined below) shall continue but only at the levels, under the conditions and for the duration established by: (A) the Consent Order Approving Agreement to Modify Certain Retiree Benefits, entered on January 11, 2005 (including Exhibit B to the January 5, 2005 Consent Motion to Approve Agreement to Modify Certain Retiree Benefits) (Docket No. 1579); (B) the October 26, 2004 Consent Order Approving Modifications to Debtors’ Collective Bargaining Agreements With Certain Groups Within the Transport Workers Union (Docket No. 588); and (C) the January 11, 2005 Consent Order Approving Agreement With the International Association of Machinists and Aerospace Workers to Modify Certain Retiree Health Benefits (including Exhibit B to the January 7, 2005 Consent Motion to Approve Agreement with the International Association of Machinists and Aerospace Workers to Modify Certain Retiree Health Benefits) (Docket No. 1580) (the “1114 Orders”). Future retiree benefits are to be provided as established by the collective bargaining agreements entered into by the unions and approved by the Court in: (A) the January 11, 2005 Order Approving Debtors’ Entry Into Collective Bargaining Agreement with the Association of Flight Attendants-CWA, AFL-CIO (Docket No. 1581); (B) the January 6, 2005 Consent Order Approving Modifications to Debtors’ Collective Bargaining Agreement with the Communications Workers of America (Docket No. 1549); (C) the October 26, 2004 Consent Order Approving Modifications to the Debtors’ Collective Bargaining Agreement with the Air Line Pilots Association International (Docket No. 587); (D) the October 26, 2004 Consent Order Approving Modifications to Debtors’ Collective Bargaining Agreements With Certain Groups Within the Transport

Workers Union (Docket No. 588); and (E) the January 27, 2005 Order Approving Debtors’ Entry into Collective Bargaining Agreements with the International Association of Machinists and Aerospace Workers (Docket No. 1753). In the event that, after the Effective Date, the Reorganized Debtors suffer extreme hardship that poses an immediate threat of liquidation, the Reorganized Debtors, with prior notice to the individual members who now constitute the Section 1114 Committee, to the extent Reorganized Group’s Vice President of Human Resources is provided with the current address of such individuals, may institute proceedings in any court of competent jurisdiction to effectuate such changes as such court finds are necessary to avoid liquidation of the Reorganized Debtors. As a result of the foregoing, section 1129(a)(13) of the Bankruptcy Code has been satisfied.
     CC. Section 1129(b)/Confirmation of the Plan over Nonacceptance of Impaired Classes. The Zero Distribution Classes are Impaired Classes of Claims and Interests that are deemed to have rejected the Plan pursuant to 11 U.S.C. §1126(g). Pursuant to section 1129(b) of the Bankruptcy Code, the Plan may be confirmed notwithstanding the fact that not all Impaired Classes have voted to accept the Plan. All of the requirements of section 1129(a) of the Bankruptcy Code other than section 1129(a)(8), with respect to such Classes, have been met. With respect to the Zero Distribution Classes, no holders of Claims or Interests junior to the holders of such Classes will receive or retain any property under the Plan on account of such Claims or Interests, and, as evidenced by the uncontroverted valuations and estimates contained in the Disclosure Statement and put into evidence at the Confirmation Hearing, no Class of Claims or Interests senior to any such Classes is receiving more than full payment on account of such Claims or Interests. Accordingly, the Plan is fair and equitable and, as set forth in paragraph O(1) above, does not discriminate unfairly, as required by section 1129(b) of the Bankruptcy Code.
     DD. Principal Purpose of Plan (11 U.S.C. §1129(d)). The principal purpose of the Plan is not the avoidance of taxes or the avoidance of the application of section 5 of the Securities Act of 1933 (15 U.S.C. §77e).
     EE. Compliance with 11 U.S.C. §1113(f). No provision of the Plan unilaterally terminates or alters any provision in any of the Assumed Modified CBAs or the Postpetition CBAs in contravention of section 1113(f) of the Bankruptcy Code.
     FF. Modifications to the Plan. The modifications to the Original Plan described and/or set forth in paragraph 51 hereof constitute technical changes and/or changes with respect to particular Claims by agreement with holders of such Claims, and do not materially adversely affect or change the treatment of any Claims or Interests. Accordingly, pursuant to Bankruptcy Rule 3019, these modifications do not require additional disclosure under section 1125 of the Bankruptcy Code or re-solicitation of votes under section 1126 of the Bankruptcy Code, nor do they require that holders of Claims or Interests be afforded an opportunity to change previously cast acceptances or rejections of the Original Plan.
     GG. Good Faith Solicitation (11 U.S.C. §1125(e)). The Debtors and their agents, representatives, attorneys, and advisors have solicited votes on the Plan in good faith and in compliance with the applicable provisions of the Bankruptcy Code and the Solicitation Procedures Order and are entitled to the protections afforded by section 1125(e) of the Bankruptcy Code and the exculpation provisions set forth in Section 11.8 of the Plan.
     HH. The Reorganized Debtors Will Not Be Insolvent Nor Left with Unreasonably Small Capital. As of the occurrence of the Effective Date and after taking into account the transactions contemplated by the Plan, on a consolidated basis (i) the fair saleable value of the property of the Reorganized Debtors will be not less than the amount that will be required to pay the probable liabilities on the Reorganized Debtors’ then existing debts as they become absolute and matured considering all financing alternatives and potential asset sales reasonably available to the Reorganized Debtors and (ii) the Reorganized Debtors’ capital is not unreasonably small in relation to their business or any contemplated or undertaken transaction. As of the Effective Date, each of the Reorganized Debtors, Reorganized Group, and the AWA Obligors (as defined below) shall be conclusively determined to be solvent for all purposes.
     II. Executory Contracts. The Debtors have exercised reasonable business judgment in determining whether to assume or reject each of their executory contracts and unexpired leases as set forth in Article VIII of the Plan, including each Employee-Related Agreement that is assumed pursuant to Section 8.1.b of the Plan. Each pre- or post-Confirmation assumption or rejection of an executory contract or unexpired lease pursuant to Sections 8.1 and 8.2 of the Plan and the related Exhibits to the Plan, including, but not limited to, Exhibit U-3 (Contracts Assumption Schedule) (Docket No. 3182) and Exhibit U-5 (Post-Effective Date Determination Schedule) (Docket No. 3183), shall be legal, valid and binding upon the applicable Debtor or Reorganized Debtor and all non-Debtor parties to such executory contract or unexpired lease, all to the same extent as if such assumption or rejection had been effectuated pursuant to an appropriate authorizing order of the Court entered before the Confirmation Date under section 365 of the Bankruptcy Code.
     JJ. Adequate Assurance. No non-Debtor party to any executory contract or unexpired lease to be assumed pursuant to Article VIII of the Plan has objected to assumption of its contract or lease pursuant to the Plan. The Debtors have cured, or provided adequate assurance that the Reorganized Debtors will cure, defaults (if any) under or relating to each of the executory contracts and unexpired leases which are being assumed by the Debtors on the Effective Date pursuant to the Plan.
     KK. Cure. Any disputes relating to the Reorganized Debtors’ performance of their cure obligations as provided under Section 8.3 of the Plan shall be resolved by the Bankruptcy Court after the Administrative Claims Bar Date applicable to Claims that accrue after July 31, 2005. To the extent a counterparty to an executory contract or unexpired lease assumed pursuant to the Plan disputes the sufficiency of the Debtors’ performance of their cure obligations, and such party fails to timely file an Administrative Claim or request for payment of administrative expense within forty-five (45) days after the Effective Date, the cure provided by the Reorganized Debtors in accordance with Section 8.3 of the Plan shall be conclusive; provided, however, that with respect to any such dispute relating to the assumption of an executory contract or unexpired lease included on the Post-Effective Date Determination Schedule and assumed by the Debtors after the Effective Date, such counterparty shall have a period of forty-five (45) days after the effective date of the assumption of such executory contract or unexpired lease to file an Administrative Claim or request for payment of administrative expenses.
     Notwithstanding the above, all Claims relating to grievances arising in the ordinary course as described in or set forth on the term sheets between USAI and CWA and USAI and AFA attached hereto as Exhibits B and C, respectively, if not time-barred (collectively, the “Exempted Ordinary Course Grievances”), shall be resolved through, and paid in accordance with, the grievance procedures contained in such CBAs and shall not be treated as Claims for which the cure provisions of Section 8.3 shall apply.

     LL. Releases and Discharges. The releases and discharges of Claims and Causes of Action described in Article XI of the Plan constitute good faith compromises and settlements of the matters covered thereby. Such compromises and settlements are made in exchange for consideration and are in the best interests of holders of Claims, are fair, equitable, reasonable and are integral elements of the restructuring and resolution of the Chapter 11 Cases in accordance with the Plan. Each of the discharge, release, indemnification and exculpation provisions set forth in the Plan: (i) is within the jurisdiction of the Court under 28 U.S.C. §§1334(a), (b), and (d); (ii) is an essential means of implementing the Plan pursuant to section 1123(a)(5) of the Bankruptcy Code; (iii) is an integral element of the transactions incorporated into the Plan; (iv) confers material benefit on, and is in the best interest of, the Debtors, their estates and their creditors; (v) is important to the overall objectives of the Plan to finally resolve all Claims among or against the parties-in-interest in the Chapter 11 Cases with respect to the Debtors, their organization, capitalization, operation and reorganization; and (vi) is consistent with sections 105, 1123, 1129 and other applicable provisions of the Bankruptcy Code.
     MM. Conditions to Confirmation. The conditions to Confirmation set forth in Section 12.1 of the Plan have been satisfied or will be satisfied by entry of this Confirmation Order.
     NN. Conditions to Consummation. Each of the conditions to the Effective Date, as set forth in Sections 12.2 and 12.3 of the Plan, is reasonably likely to be satisfied. The conditions to the Effective Date, set forth in Sections 12.2 and 12.3 of the Plan, shall be subject to waiver by the Debtors in their sole discretion, such waiver to be acceptable to America West and the ATSB, without any further notice to parties in interest or the Court and without a hearing; provided, however, that the Debtors shall provide advance notice as promptly as practicable to the Creditors’ Committee.
     OO. Retention of Jurisdiction. The Court properly may retain jurisdiction over the matters set forth in Article XIII of the Plan and in paragraph 30 below.
     PP. Agreements and Other Documents. The Debtors have made adequate and sufficient disclosure of: (i) the adoption of new, amended or restated certificates of incorporation and bylaws or similar constituent documents for Reorganized Group and the other Reorganized Debtors; (ii) the distributions to be made pursuant to the Plan; (iii) the issuance for distribution, in accordance with the terms of the Plan, of the New Common Stock, the New Convertible Note (if issued) and any other securities convertible into or exchange for shares of New Common Stock; (iv) the adoption, execution, delivery and implementation of all contracts, leases, instruments, releases and other agreements or documents related to any of the foregoing; (v) the adoption, execution and implementation of employment and indemnification agreements, and other employee plans and related agreements; and (vi) the other matters provided for under the Plan involving the corporate structure of Reorganized Group.
     QQ. ATSB Loan. The restructuring of the ATSB Loan and the AWA ATSB Loan (collectively, the “ATSB Airlines Loans”) is an essential element of the Plan and in the best interests of the Debtors, their estates and their creditors. The Debtors have exercised reasonable business judgment in determining to restructure the ATSB Airlines Loans on the terms and in the form set forth in Exhibit X to the Plan, or in a form substantially similar thereto. The Debtors and America West have provided sufficient and adequate notice of the restructuring of the ATSB Airlines Loans, including any material modifications to the ATSB Loan, the AWA ATSB Loan or to the ATSB Term Sheet with respect thereto, to all parties-in-interest, including, without limitation, the Debtors, the Creditors’ Committee, and the Plan Investors. All documents necessary or appropriate to implement the Plan including, without limitation, the ATSB Airlines Loans, shall, upon execution, be valid, binding, and enforceable agreements and not be in conflict with any federal or state law.
     RR. No Conflict. The financial accommodations being extended pursuant to the restructuring of the ATSB Airlines Loans are being extended in good faith and for legitimate business purposes.
     SS. Preservation of Causes of Action. It is in the best interests of the creditors and interestholders that the causes of action that are not expressly released under the Plan be retained by the Reorganized Debtors pursuant to Section 7.12 of the Plan in order to maximize the value of the Debtors’ Estates.
     TT. Election Pursuant to 11 U.S.C. §1111(b). No secured creditor has elected the treatment provided by section 1111(b) of the Bankruptcy Code.
     UU. Defined Benefit Plans. The Debtors sponsor six defined benefit pension plans (“Defined Benefit Plans”) covered by Title IV of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), 29 U.S.C. §§1301-1461 (2000). On November 12, 2004 (Docket No. 1217) and November 18, 2004 (Docket No. 1214), USAI, the contributing sponsor of the Defined Benefit Plans, proceeding in accordance with 29 U.S.C. §§1341(a)(2), (c)(1)(A) and 29 C.F.R. §4041.43, provided affected parties with 60-day advance notice of its intent to terminate the Defined Benefit Plans with a termination date of January 10, 2005 or January 17, 2005, as applicable.
     ACCORDINGLY, THE COURT HEREBY ORDERS THAT:
     1. Confirmation. The Plan, which consists of the Original Plan and the modifications set forth in paragraph 51 hereof, which are hereby incorporated into and constitute a part thereof, is approved and confirmed under section 1129 of the Bankruptcy

Code. The terms of the Plan and the exhibits thereto (in the final form thereof to be filed on or before the Effective Date) are incorporated by reference into and are an integral part of the Plan and this Confirmation Order.
     2. Objections. All Objections to confirmation of the Plan that have not been withdrawn, waived, or settled, including, without limitation, those filed by AFA, ALPA, CWA and IAMAW, and all reservations of rights included therein, are overruled on the merits.
     3. Plan Classification Controlling. The classification of Claims and Interests for purposes of the distributions to be made under the Plan shall be governed solely by the terms of the Plan. The classifications set forth on the Ballots tendered to or returned by the Debtors’ creditors or interestholders in connection with voting on the Plan (a) were set forth on the Ballots solely for purposes of voting to accept or reject the Plan, (b) do not necessarily represent, and in no event shall be deemed to modify or otherwise affect, the actual classification of such Claims or Interests under the Plan for distribution purposes, (c) may not be relied upon by any creditor or interest holder as representing the actual classification of such Claims or Interests under the Plan for distributions purposes, and (d) shall not be binding on the Reorganized Debtors, the Estates or the Debtors.
     4. Continued Corporate Existence; Vesting of Assets. Except as otherwise provided in the Plan, each Reorganized Debtor shall continue to exist after the Effective Date as a separate corporate entity, with all the powers of a corporation under applicable law in the jurisdiction in which each applicable Debtor is incorporated and pursuant to the respective Certificate of Incorporation and Bylaws in effect prior to the Effective Date, except to the extent such Certificate of Incorporation and Bylaws are amended by the Plan. Except as otherwise explicitly provided in the Plan or in this Confirmation Order, including, without limitation, Section 11.1 of the Plan and the Plan Modifications set forth herein, on the Effective Date all property comprising the Estates (including Retained Actions, but excluding property that has been abandoned pursuant to the Plan or an order of the Court) shall revest in each of the Reorganized Debtors that owned such property or interest in property as of the Effective Date, free and clear of all Claims, liens, charges, encumbrances, rights and interests of creditors and equity security holders. As of the Effective Date, the Reorganized Debtors may operate their business and use, acquire, and dispose of property and settle and compromise Claims or Interests without supervision of the Court, free of any restriction of the Bankruptcy Code or Bankruptcy Rules, other than those restrictions expressly imposed by the Plan and this Confirmation Order. Without limiting the foregoing, the Debtors are authorized and directed to enter into and perform the Merger Agreement and the Investment Agreement and all documents, instruments and agreements necessary or advisable in connection therewith.
     5. Intercompany Claims and Interests. The treatment of Intercompany Claims and Interests provided in Section 5.6 of the Plan is approved in its entirety.
     6. Release of Liens. Except as otherwise provided in the Plan (including in any Exhibit thereto) or this Confirmation Order, or in any contract, instrument, release or other agreement or document entered into or delivered in connection with the Plan or pursuant to an order of the Bankruptcy Court during the Chapter 11 Cases, on the Effective Date and/or concurrently with the applicable distributions made pursuant to the Plan, all mortgages, deeds of trust, liens or other security interests against the property of any Estate are fully released and discharged (except to the extent Reinstated on or after the Effective Date under the Plan, including, without limitation, in connection with Miscellaneous Secured Claims, the GE Master MOU, Airbus Term Sheet, ATSB Loan and

Aircraft Secured Claims), and all right, title and interest of any holder of such mortgages, deeds of trust, liens or other security interests, including any rights to any collateral thereunder, shall revert to the applicable Reorganized Debtor and its successors and assigns.
     7. Retained Assets. To the extent the succession to assets of the Debtors by the Reorganized Debtors pursuant to the Plan are deemed to constitute “transfers” of property, such transfers of property to the Reorganized Debtors (a) are or shall be legal, valid, and effective transfers of property, (b) vest or shall vest the Reorganized Debtors, with good title to such property, free and clear of all liens, charges, Claims, encumbrances, or interests, except as expressly provided in the Plan or this Confirmation Order, (c) do not and shall not constitute avoidable transfers under the Bankruptcy Code or under applicable nonbankruptcy law, and (d) do not and shall not subject the Reorganized Debtors to any liability or claim by reason of such transfer under the Bankruptcy Code or under applicable nonbankruptcy law, including, without limitation, any laws affecting successor or transferee liability.
     8. Discharge, Releases, Limitations of Liability and Indemnification. The discharge of the Debtors and any of their assets or properties provided in Section 11.2 of the Plan, the releases set forth in Sections 11.4 and 11.5 of the Plan, and the exculpation and limitation of liability provisions set forth in Section 11.8 of the Plan, each as amended to the extent set forth in paragraph 51, are deemed incorporated in this Confirmation Order as if set forth in full herein and are hereby approved in their entirety.
     9. Injunction. Except as otherwise specifically provided in the Plan or this Confirmation Order, including, with respect to Exempted Ordinary Course Grievances, and except as may be necessary to enforce or remedy a breach of the Plan, the Debtors, and all Persons who have held, hold or may hold Claims or Interests and any successors, assigns or representatives of the foregoing shall be precluded and permanently enjoined on and after the Effective Date from: commencing or continuing any action, employment of process, or act to collect, offset, or recover any Claim or Cause of Action satisfied, released, or discharged under this Plan to the fullest extent authorized or provided by the Bankruptcy Code, including, without limitation, to the extent provided for or authorized by sections 524 and 1141 thereof. Further, except as otherwise provided in the Plan or this Confirmation Order, including, with respect to Exempted Ordinary Course Grievances, as of the Confirmation Date, but subject to the occurrence of the Effective Date, all Persons who have held, hold or may hold Claims against or Interests in any of the Debtors or the Estates are, with respect to any such Claims or Interests, permanently enjoined from and after the Confirmation Date from: (i) commencing, conducting or continuing in any manner, directly or indirectly, any suit, action or other proceeding of any kind (including, without limitation, any proceeding in a judicial, arbitral, administrative or other forum) against the Debtors, the Estates or the Reorganized Debtors or any of their property, or any direct or indirect transferee of any property of, or direct or indirect successor in interest to, any of the foregoing Persons, or any property of any such transferee or successor; (ii) enforcing, levying, attaching (including, without limitation, any pre-judgment attachment), collecting or otherwise recovering by any manner or means, whether directly or indirectly, of any judgment, award, decree or order against the Debtors, the Estates or the Reorganized Debtors or any of their property, or any direct or indirect transferee of any property of, or direct or indirect successor in interest to, any of the foregoing Persons, or any property of any such transferee or successor; (iii) creating, perfecting or otherwise enforcing in any manner, directly or indirectly, any encumbrance of any kind against the

Debtors, the Estates or the Reorganized Debtors or any of their property, or any direct or indirect transferee of any property of, or successor in interest to, any of the foregoing Persons; (iv) exercising any right of setoff, subrogation, or recoupment of any kind, directly or indirectly, against any obligation due the Debtors, the Estates or the Reorganized Debtors, or any direct or indirect transferee of any property of, or successor in interest to, any of the foregoing Persons; and (v) acting or proceeding in any manner, in any place whatsoever, that does not conform to or comply with the provisions of the Plan to the full extent permitted by applicable law. Notwithstanding the foregoing, nothing herein shall (a) enjoin or otherwise impair the United States’ rights of setoff and/or recoupment unless otherwise agreed to in writing by the United States and the Debtors or Reorganized Debtors, as the case may be, or be construed to preclude the United States from pursuing any regulatory or police action against any Debtor, Reorganized Debtor, or any other party to the extent not prohibited by the automatic stay of section 362 of the Bankruptcy Code or discharged or enjoined pursuant to sections 524 or 1141(d) of the Bankruptcy Code or other applicable law or (b) prohibit or impair the rights of any parties to commence or pursue actions against any Persons other than the Debtors or Reorganized Debtors based on fraud or violations of applicable securities laws, and, subject to the ultimate proviso in Section 11.2 of the Plan, preclude or otherwise impair the rights of the U.S. Securities and Exchange Commission to administer and enforce the United States federal securities laws.
     10. Automatic Stay. The stay in effect in Chapter 11 Cases pursuant to section 362(a) of the Bankruptcy Code shall continue to be in effect until the Effective Date, and at that time shall be dissolved and of no further force or effect, subject to the injunction set forth in the preceding paragraph and/or sections 524 and 1141 of the

Bankruptcy Code; provided, however, that nothing herein shall bar the filing of financing documents (including uniform commercial code financing statements, security agreements, leases, mortgages, trust agreements, bills of sale, and applications for aircraft registration) or the taking of such other actions as are necessary to effectuate the transactions specifically contemplated by the Plan or by this Confirmation Order prior to the Effective Date.
     11. Matters Relating to Implementation of the Plan; General Authorizations. The approvals and authorizations specifically set forth in this Confirmation Order are nonexclusive and are not intended to limit the authority of any Debtor or Reorganized Debtor or any officer thereof to take any and all actions necessary or appropriate to implement, effectuate and consummate any and all documents or transactions contemplated by the Plan or this Confirmation Order. In addition to the authority to execute and deliver, adopt, assign, or amend, as the case may be, the contracts, leases, instruments, releases and other agreements specifically granted in this Confirmation Order, the Debtors and the Reorganized Debtors are authorized and empowered, without action of their respective stockholders or boards of directors, to take any and all such actions as any of their executive officers may determine are necessary or appropriate to implement, effectuate and consummate any and all documents or transactions contemplated by the Plan or this Confirmation Order. Pursuant to section 1142 of the Bankruptcy Code, no action of the stockholders or boards of directors of the Debtors, or the Reorganized Debtors shall be required for the Debtors or the Reorganized Debtors to: (a) enter into, execute and deliver, adopt or amend, as the case may be, any of the contracts, leases, instruments, releases and other agreements or documents and plans to be entered into, executed and delivered, adopted or amended in connection with the Plan, and, following the Effective Date, each of such contracts, leases, instruments, releases and other agreements shall be a legal, valid and binding obligation of the applicable Reorganized Debtor and enforceable against such Reorganized Debtor in accordance with its terms; (b) issue for distribution or reserve for issuance in accordance with the terms of the Plan (including in connection with the New Convertible Note (if issued), the ATSB Warrant and the ALPA Warrants), the New Common Stock (upon such issuance, all such shares shall be duly authorized and validly issued, fully paid, nonassessable and not subject to pre-emptive or similar rights of third parties); or (c) authorize the Reorganized Debtors to engage in any of the activities set forth in this paragraph or otherwise contemplated by the Plan. Each of (x) the President and Chief Executive Officer, (y) the Executive Vice President — Finance and Chief Financial Officer, and (z) the Executive Vice President — Corporate Affairs and General Counsel of Group, or their respective designees, is authorized to execute, deliver, file, or record such contracts, instruments, releases, indentures, and other agreements or documents, and take such actions as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan, this Confirmation Order and any and all documents or transactions contemplated by the Plan or this Confirmation Order, all without further application to or order of the Court and whether or not such actions or documents are specifically referred to in the Plan, the Disclosure Statement, the Solicitation Procedures Order, this Confirmation Order or the exhibits or appendices to any of the foregoing, and the signature of such officer on a document shall be conclusive evidence of the officer’s determination that such document and any related actions are necessary and appropriate to effectuate or further evidence the terms and conditions of the Plan, this Confirmation Order or other documents or transactions contemplated by the Plan or this Confirmation Order. The secretary or any assistant secretary of each Debtor or Reorganized Debtor is authorized to certify or attest to any of the foregoing actions. Pursuant to section 1142 of the Bankruptcy Code, to the extent that, under applicable nonbankruptcy law, any of the foregoing actions otherwise would require the consent or approval of the stockholders or the boards of directors of any of the Debtors or Reorganized Debtors, this Confirmation Order shall constitute such consent or approval, and such actions are deemed to have been taken by unanimous action of the stockholders and directors of the appropriate Debtor or Reorganized Debtor.
     12. Directors and Officers of Reorganized Debtors. The Court approves the appointment of the senior officers and the appointment of the initial directors of Reorganized Group, as disclosed at or prior to the Confirmation Hearing, as of and immediately following the Effective Date. In the event of the death, disability, resignation or removal of a member of the board of directors of Reorganized Group, a replacement for such director shall be designated as set forth in the Certificate of Incorporation and Bylaws of Reorganized Group and the Stockholders Agreement. The Court also approves the appointment of the senior officers and the appointment of the initial directors of each of the Reorganized Debtors other than Group, as disclosed at or prior to the Confirmation Hearing, as of and immediately following the Effective Date; provided, however, that such Debtors may replace such individuals on or after the Effective Date.
     13. Approval of Employment, Retirement, Indemnification, and Other Related Agreements and Incentive Compensation Programs. Pursuant to section 1142(b) of the Bankruptcy Code, without further action by the Court or the stockholders or board of directors of Reorganized Group, and without limiting the power or authority of the Reorganized Debtors following the Effective Date to take any and all such actions as may be permitted or required by applicable nonbankruptcy law, the Reorganized Debtors are authorized, as of the Effective Date, to: (a) maintain, amend, or revise existing employment, retirement, indemnification, and other agreements with their respective active directors, officers, and employees who will continue in such capacities (or similar capacities) after the Effective Date, or retirement income plans, welfare benefit plans, and other plans for such Persons, subject to the terms and conditions of any such agreement, and subject to Section 8.1(b) of the Plan; (b) enter into new employment, retirement, indemnification, and other agreements for active directors, officers, and employees, and retirement income plans, welfare benefits plans, and other plans for active and retired directors, officers, and employees, including but not limited to the 2005 Equity Incentive Plan and those benefit plans set forth on Exhibit Y to the Plan; and (c) make all payments under such benefit plans as set as set forth therein.
     14. Exemption from Certain Taxes and Recording Fees. Pursuant to section 1146(c) of the Bankruptcy Code, the issuance, transfer or exchange of any security, or the making, delivery, filing or recording of any instrument of transfer under, or in connection with, the Plan shall not be taxed under any law imposing a recording tax, stamp tax, transfer tax or similar tax. Furthermore, and without limiting the foregoing, any transfers from a Debtor to a Reorganized Debtor or to any other Person or entity pursuant to the Plan or pursuant to any agreement contemplated by or entered into in connection with this Plan regarding the transfer of title to or ownership of any of the Debtors’ aircraft in the United States, will not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, stamp act, real estate transfer tax, mortgage recording tax, Uniform Commercial Code filing or recording fee, Federal Aviation Administration filing or recording fee or other similar tax or governmental assessment. All filing or recording officers (or any other Person with authority over any of the foregoing), wherever located and by whomever appointed, shall comply with the requirements of section 1146(c) of the Bankruptcy Code, shall forego the collection of any such tax or governmental assessment, and shall accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment. The Court shall retain specific jurisdiction with respect to these matters.
     15. Assumptions and Rejections. The provisions of Article VIII of the Plan, including but not limited to, the actions contemplated by Exhibits U-1 (Docket No. 3065), U-2 (Docket No. 3067), U-3 (Docket No. 3182), U-4 (Docket No. 3068), U-5 (Docket No. 3183) to the Plan, are hereby approved in their entirety. The effective date of any executory contract or unexpired lease rejected under the Plan shall be the Rejection Effective Date (as defined in paragraph 8.1(c) of the Plan). The effective date of any executory contract or unexpired lease assumed under the Plan shall be the Effective Date (as defined in section 1.63 of the Plan). Listing a contract or lease on Plan Exhibits U-1 through U–5 shall not constitute an admission by a Debtor or Reorganized Debtor that such contract or lease is an executory contract or unexpired lease or that a Debtor or Reorganized Debtor has any liability thereunder. All of the rejected executory contracts and unexpired leases shall be rejected only to the extent that any such contract or lease constitutes an executory contract or unexpired lease, and this Confirmation Order shall constitute an order approving such rejections, pursuant to section 365 of the Bankruptcy Code. Any dispute relating to the Debtors’ ability to assume or reject an executory contract or unexpired lease as set forth in the Plan exhibits shall be set for hearing no sooner than the next regularly scheduled omnibus hearing date that is at least ten (10)

days after the date of entry of this Order and the filing of an objection to any such assumption or rejection.
     16. Payment of Cure and Resolution of Disputes. Any disputes relating to the Reorganized Debtors’ performance of its cure obligations as required under Section 8.3 of the Plan shall be resolved by the Bankruptcy Court after the Claims Objection Deadline. To the extent a counterparty to an assumed executory contract or unexpired lease disputes the sufficiency of the cure performed or to be performed by the Debtors in accordance with Section 8.3 of the Plan, and such party fails to timely file an Administrative Claim or request for payment of administrative expense within forty-five (45) days after the Effective Date, the cure performed by the Reorganized Debtors in accordance with Section 8.3 of the Plan shall be conclusively established as legally sufficient under section 365 of the Bankruptcy Code; provided, however, that with respect to any such dispute with respect to the assumption of an executory contract or unexpired lease included on the Post-Effective Date Determination Schedule and assumed by the Debtors after the Effective Date, such counterparty shall have a period of forty-five (45) days after the effective date of the assumption of such executory contract or unexpired lease to file an Administrative Claim or request for payment of administrative expenses. In the event the Court determines that a Debtor’s cure obligation is materially higher than the amount paid by the applicable Debtor, such Debtor may reject the executory contract or unexpired lease notwithstanding the occurrence or passage of the Effective Date only after consultation, and with consent of, the Post-Effective Date Committee; and provided further that the provisions of Section 8.3 of the Plan and this paragraph 18 shall not apply to any Claims relating to Exempted Ordinary Course Grievances.

     17. Professional Claims And Final Fee Applications. All final requests for payment of Professional Claims and reimbursement of reasonable expenses incurred by members of the Creditors’ Committee must be filed no later than sixty (60) days after the Effective Date. After notice and a hearing in accordance with the procedures established by the Bankruptcy Code and prior orders of this Court, the final allowed amounts of such Professional Claims shall be determined by the Court. All Ordinary Course Professionals shall file final requests for payment, which shall be served and reviewed in accordance with paragraphs 5 and 6 of the Ordinary Course Professional Order; provided, however, that in the event that there is an objection that can not be resolved, such Ordinary Course Professional shall have thirty (30) days from the receipt of such objection to file a request for payment of the disputed portion of its Ordinary Course Professional Claim. Subject to the Holdback Amount, on the Effective Date, the Debtors or Reorganized Debtors shall pay all amounts owing to Professionals and Ordinary Course Professionals for all outstanding amounts payable relating to prior periods through the Effective Date. In accordance with section 10.1(b) of the Plan, each Professional and Ordinary Course Professional shall estimate fees and expenses due for periods that have not been billed as of the Effective Date and deliver such estimate to the Debtors, counsel for the Debtors and the Creditors’ Committee by September 22, 2005. Within forty-five (45) days after the Effective Date, a Professional or Ordinary Course Professional receiving payment for the estimated period shall submit a detailed invoice covering such period in the manner and providing the detail as set forth in the Professional Fee Order or the Ordinary Course Professional Order, as applicable. Should the estimated payment received by any Professional or Ordinary Course Professional exceed the actual fees and expenses for such period, this excess amount will be credited against the Holdback Amount for such

Professional or, if the award of the Holdback Amount is insufficient for such Professional and for Ordinary Course Professionals, the excess amount shall be disgorged by such Professional or Ordinary Course Professional. Upon the Effective Date, any requirement that Professionals or Ordinary Course Professionals comply with sections 327 through 331 of the Bankruptcy Code in seeking retention or compensation for such services rendered after such date will terminate, and the Reorganized Debtors will employ and pay Professionals and Ordinary Course Professionals in the ordinary course of business.
     18. Substantial Contribution Compensation and Expenses Bar Date. Any person who requests compensation or expense reimbursement for making a substantial contribution in the Chapter 11 Cases pursuant to sections 503(b)(3), (4) and (5) of the Bankruptcy Code must file an application with the Clerk of the Court, on or before the forty-fifth (45th) day after the Effective Date (the “503 Deadline”), and serve such application on counsel for the Debtors and the Post-Effective Date Committee, and as may otherwise be required by the Court or the Bankruptcy Code or the Bankruptcy Rules on or before the 503 Deadline, or be forever barred from seeking such compensation or expense reimbursement.
     19. Other Administrative Claims. All other requests for payment of an Administrative Claim (other than as set forth in paragraphs 19 and 20 herein, and in the final sentence of this paragraph 21) must be filed, in substantially the form of the Administrative Claim Request Form, with the Claims Agent, Donlin, Recano & Company, Inc., and except as set forth in any order of this Court, served on counsel for the Debtors and the Post-Effective Date Committee, and as may otherwise be required by the Bankruptcy Court or the Bankruptcy Code or the Bankruptcy Rules, by (i) August 22, 2005 with respect to Administrative Claims accruing between the Petition Date and July 31,

2005, and (ii) 45 days after the Effective Date for Administrative Claims that accrue between August 1, 2005 and the Effective Date. Any such request for payment of an Administrative Claim that is not timely filed and served shall be disallowed automatically without the need for any objection from the Debtors or the Reorganized Debtors. The Reorganized Debtors may settle an Administrative Claim without further Court approval. Unless the Debtors or the Reorganized Debtors object to an Administrative Claim by the Claims Objection Deadline, such Administrative Claim shall be deemed allowed in the amount requested. In the event that the Debtors or the Reorganized Debtors object to an Administrative Claim, the Court shall determine if such Claims are Administrative Claims eligible for priority treatment and the allowed amount of such Administrative Claim. Notwithstanding the foregoing, no request for payment of an Administrative Claim need be filed with respect to an Administrative Claim that (a) is for goods or services (including wages, salaries, taxes, commissions, and trade payables) paid or payable by the Debtors in the ordinary course of business, (b) previously has been Allowed by Final Order of the Court, (c) are for break-up fees or expense reimbursements approved as provided for in the Procedures Order, or (d) the Debtors have agreed that no request is required.
     20. Bar Date for Rejection Damage Claims and Related Procedures. If the rejection by the Debtors, pursuant to the Plan or otherwise, of an Interline Agreement, Employee-Related Agreement, Other Executory Contract or Unexpired Lease, Intercompany Executory Contract or Intercompany Unexpired Lease gives rise to a Claim, then such Claim shall be forever barred and shall not be enforceable against either the Debtors or the Reorganized Debtors or their properties unless a Proof of Claim substantially in the form of Exhibit V to the Plan (Administrative Claim Request Form) is filed with the Debtors’ Claims agent, Donlin, Recano & Company, Inc., and served upon counsel to the Debtors and the Creditors’ Committee or Post-Effective Date Committee, as applicable, within thirty (30) days after service of the earlier of (a) notice of this Confirmation Order, or (b) other notice that the executory contract or unexpired lease has been rejected; provided, however, that the foregoing requirement to file a proof of claim shall not be applicable to any such Claim that was previously allowed by Final Order of the Court; and provided further, that with respect to any such rejected executory contract or unexpired lease that was included on the Post-Effective Date Determination Schedule, the deadline to file a Proof of Claim shall be thirty (30) days after the effective date of rejection of such executory contract or unexpired lease. Under no circumstances shall any rejection damage Claim be asserted against America West or any Plan Investor or any of their respective assets or properties.
     21. Exemption From Securities Laws. Distributions of new securities, (including, without limitation, the New Common Stock, the ALPA Warrants, the New Convertible Note (if issued), any shares of New Common Stock issuable upon the conversion of the New Convertible Note (if issued) or the ALPA Warrants, and the note to be issued to the PBGC as part of the consideration to be received in connection with the PBGC Claim), to holders of Claims (including, without limitation, to individuals designated by ALPA in accordance with the terms of the Assumed Modified CBA between USAI and ALPA) as contemplated by the Plan are exempt from the requirements of section 5 of the Securities Act and state registration requirements by virtue of section 1145 of the Bankruptcy Code.
     22. Re-Sale Under 1145. The New Common Stock, the New Convertible Note (if issued), the ALPA Warrants, any shares of New Common Stock issuable upon conversion of the New Convertible Note (if issued) or the ALPA Warrants, and the note to be issued to the PBGC as part of the consideration to be received in connection with the PBGC Claim, issued in reliance on section 1145 of the Bankruptcy Code may be resold by the holders thereof without registration unless the holder is an “underwriter” with respect to such securities, as defined in section 1145(b)(1) of the Bankruptcy Code.
     23. Resolution of Claims and Interests. Except as otherwise ordered by the Court, any Claim or Interest that is not an Allowed Claim or Allowed Interest shall be determined, resolved, or adjudicated in accordance with the terms of the Plan. The Debtors or Reorganized Debtors, as the case may be, may (a) until 180 days after the Effective Date (unless any prior order entered by the Court provides for a later date, or as extended by order of the Court with or without further notice to creditors and parties-in-interest) file objections in the Court to the allowance of any Claim or Interest (whether or not a proof of Claim or Interest has been filed) and/or (b) amend their schedules at any time before their Chapter 11 Cases are closed.
     24. Distribution Reserve. Pursuant to and consistent with Sections 9.8.c and 14.4.b of the Plan, the Reorganized Debtors will withhold, as part of the Distribution Reserve, an amount of New Common Stock equal to the number of shares the Reorganized Debtors reasonably determine in the exercise of their business judgment, and in consultation with the Post-Effective Date Committee, is necessary to satisfy the distributions required to be made to the holders of General Unsecured Claims in the Chapter 11 Cases, when the allowance or disallowance of each Disputed Claim is ultimately determined. The Disbursing Agent, the Debtors or the Reorganized Debtors may request estimation for any Disputed Claim that is contingent or unliquidated, but such parties are not required to do so.

     25. Payment of Fees. All fees payable by the Debtors under 28 U.S.C. §1930 shall be paid on or before the Effective Date, and the Reorganized Debtors shall thereafter pay any statutory fees that come due until the case is closed, converted or dismissed.
     26. Authorization to Consummate Plan. The Court authorizes the Debtors to consummate the Plan after entry of this Confirmation Order. The Debtors are authorized to execute, acknowledge, and deliver such deeds, assignments, conveyances, and other assurances, documents, instruments of transfer, uniform commercial code financial statements, trust agreements, mortgages, indentures, security agreements, and bills of sale and to take such other actions as may be reasonably necessary to perform the terms and provisions of the Plan, all transactions contemplated by the Plan, and all other agreements related thereto.
     27. Failure to Consummate Plan and Substantial Consummation. If consummation of the Plan does not occur, then the Plan, any settlement or compromise embodied in the Plan (including the fixing or limiting to an amount certain any Claim or Interest or Class of Claims or Interests), the assumption or rejection of executory contracts or leases effected by the Plan, and any document or agreement executed pursuant to the Plan, shall be null and void. In such event, nothing contained in the Plan or this Confirmation Order, and no acts taken in preparation for consummation of the Plan, shall (a) constitute a waiver or release of any Claims by or against or Interests in the Debtors or any other Person, (b) prejudice in any manner the rights of the Debtors or any Person in any further proceedings involving the Debtors, (c) constitute an admission of any sort by the Debtors or any other Person, or (d) be construed as a finding of fact or conclusion of law with respect thereto. Upon the occurrence of the Effective Date with respect to each Debtor, the Plan shall be deemed substantially consummated as to such Debtor.
     28. Retention of Jurisdiction. Pursuant to sections 105(a) and 1142 of the Bankruptcy Code, and notwithstanding the entry of this Confirmation Order or the occurrence of the Effective Date, the Court shall retain exclusive or concurrent jurisdiction as provided in the Plan over all matters arising out of, and related to, the Chapter 11 Cases and the Plan to the fullest extent permitted by law, including, among other items and matters, jurisdiction over those items and matters set forth in Article XIII of the Plan; provided, however, that nothing in this Confirmation Order or the Plan shall constitute a waiver by the United States of its rights to assert that any statute or regulation precludes judicial review of the validity or amount of any Administrative Claim filed by the United States.
     29. Post-Effective Date Committee. Effective on the Effective Date, the Creditors’ Committee, the Retiree Committee and any other committee appointed in the Chapter 11 Cases shall dissolve automatically, whereupon its members, professionals, and agents shall be released from any further duties and responsibilities in the Chapter 11 Cases and under the Bankruptcy Code, except with respect to applications for Professional Claims or reimbursement of expenses incurred as a member of the Creditors’ Committee or the Retiree Committee and any motions or other actions seeking enforcement or implementation of the provisions of the Plan or this Confirmation Order or pending appeals of Orders entered in the Chapter 11 Cases. The Court hereby approves the formation, on the Effective Date, of a Post-Effective Date Committee (the “Post-Effective Date Committee”) with its duties, rights and obligations limited to those specifically enumerated in Section 14.4.b of the Plan. Without limiting the foregoing, the

Post-Effective Date Committee shall consist of not less than three nor more than five members to be appointed by the Creditors’ Committee and may adopt by-laws governing its conduct.
     30. References to Plan Provisions. The failure to include or specifically reference any particular provision of the Plan in this Confirmation Order shall not diminish or impair the effectiveness of such provision, it being the intent of the Court that the Plan be confirmed in its entirety. The provisions of the Plan and of this Confirmation Order shall be construed in a manner consistent with each other so as to effect the purposes of each; provided, however, that if there is determined to be any inconsistency between any Plan provision and any provision of this Confirmation Order that cannot be so reconciled, then, solely to the extent of such inconsistency, the provisions of this Confirmation Order shall govern and any such provision of this Confirmation Order shall be deemed a modification of the Plan and shall control and take precedence.
     31. Separate Confirmation Orders. This Confirmation Order is and shall be deemed a separate Confirmation Order with respect to each of the Debtors in each Debtor’s separate Chapter 11 Case for all purposes. The Clerk of the Court is directed to file and docket this Confirmation Order in the Chapter 11 Case of each of the Debtors.
     32. Filing and Recording. This Confirmation Order (a) is and shall be effective as a determination that, on the Effective Date, all Claims and Interests existing prior to such date have been unconditionally released, discharged and terminated, and (b) is and shall be binding upon and shall govern the acts of all entities including, without limitation, all filing agents, filing officers, title agents, title companies, recorders of mortgages, recorders of deeds, registrars of deeds, administrative agencies, governmental departments, secretaries of state, federal, state and local officials, and all other persons and entities who may be required, by operation of law, the duties of their office, or contract, to accept, file, register or otherwise record or release any document or instruments. Each and every federal, state and local government agency is hereby directed to accept any and all documents and instruments necessary, useful or appropriate (including Uniform Commercial Code financing statements) to effectuate, implement and consummate the transactions contemplated by the Plan and this Confirmation Order without payment of any recording tax, stamp tax, transfer tax or similar tax imposed by state or local law.
     33. Notice of Confirmation Order and Occurrence of Effective Date. On or before the fifth (5th) Business Day following the occurrence of the Effective Date, the Debtors shall serve notice of this Confirmation Order and occurrence of the Effective Date pursuant to Bankruptcy Rules 2002(f)(7), 2002(k), and 3020(c), on all Claimholders, the United States Trustee and other parties in interest, by causing a notice of this Confirmation Order and the occurrence of the Effective Date in substantially the form of the notice annexed hereto as Exhibit A, which form is hereby approved (the “Notice of Effective Date”), to be delivered to such parties by first class mail, postage prepaid; provided, however, that notice need not be given or served under the Bankruptcy Code, the Bankruptcy Rules, or this Confirmation Order to any Person to whom the Debtors mailed a notice of the Bar Date or Confirmation Hearing, but received such notice returned marked “undeliverable as addressed,” “moved — left no forwarding address,” “forwarding order expired,” or similar reason, unless the Debtors have been informed in writing by such Person of that Person’s new address. The notice described herein is adequate under the particular circumstances of the Chapter 11 Cases, and no other or further notice is necessary. Notwithstanding the foregoing, pursuant to Bankruptcy Rule

2002(l), the Debtors may satisfy the requirements of Bankruptcy Rule 2002(f)(7) with respect to any Claimholder that does not reside in the United States by publishing the Notice of Effective Date in The Wall Street Journal (national and European editions) and USA Today (worldwide) within fifteen (15) Business Days of the Effective Date.
     34. Priority Tax Claims. Except as otherwise provided herein or in the Plan, any Allowed Priority Tax Claims not paid on the Effective Date shall bear interest at the rate specified in Section 2.2 of the Plan, which is hereby approved, until paid, beginning on the Effective Date and continuing until paid. Except as otherwise provided herein or in the Plan, all Allowed Priority Tax Claims will be paid within six (6) years as required by section 1129(a)(9)(C) of the Bankruptcy Code.
     35. ATSB Airlines Loans. The terms of the ATSB Airlines Loans are hereby approved. The Debtors, Reorganized Group and, to the extent necessary, the other Reorganized Debtors, and America West Airlines, Inc. and any of its affiliates who are obligors under the AWA ATSB Loan (the “AWA Obligors”), are hereby authorized to execute, deliver and perform the ATSB Airlines Loans to which they are a party and all documents, instruments and other agreements relating thereto on or prior to the Effective Date, together with such other documents as any of the ATSB Lenders or any of the lenders under the AWA ATSB Loan may reasonably require in order to effectuate the treatment and rights afforded to such parties under the ATSB Airlines Loans without further application to, or order of, the Court or further action by their respective directors, stockholders, trustees, or beneficiaries, and with like effect as if such actions had been taken by unanimous action of the respective directors, stockholders, trustees, or beneficiaries of such persons.

     The Debtors or Reorganized Debtors, as appropriate, and the AWA Obligors are hereby authorized to grant to the ATSB Lenders and to the lenders under the AWA ATSB Loan, respectively, or any other appropriate party, valid, binding, enforceable and perfected security interests in and liens upon all collateral specified in the documentation relating to the ATSB Airlines Loans to secure the obligations under or in connection with each of the ATSB Airlines Loans and to execute, deliver and perform any and all documents, instruments and other agreements, including intercreditor agreements, necessary or desirable in connection with the grant of such security interests and liens. The ATSB Airlines Loans and all documents, instruments and other agreements relating thereto shall constitute legal, valid, binding and authorized obligations of the respective parties thereto, enforceable in accordance with their terms. The security interests and liens granted pursuant to, or in connection with, the ATSB Airlines Loans and the documents, instruments and agreements relating thereto shall constitute, as of the Effective Date, legal, valid and duly perfected first-priority liens and security interests in and to the collateral specified therein, subject only, where applicable, to the pre-existing liens and security interests specified or permitted in the ATSB Airlines Loans. Notwithstanding the automatic perfection of the liens and security interests granted pursuant to the ATSB Airlines Loans on the Effective Date, the ATSB Lenders and the lenders under the AWA ATSB Loan are authorized, but not required, to file or record financing statements, trademark filings, mortgages, notices of lien and other similar instruments in any jurisdiction, and to take any other action they deem necessary or appropriate in connection with such liens and security interests pursuant to the terms and in accordance with the conditions of the documentation relating to the ATSB Airlines Loans. Based upon the record of these Chapter 11 Cases, the security interests to be granted by the Debtors and/or Reorganized Debtors and the AWA Obligors pursuant to, or in connection with, the ATSB Airlines Loans (i) are legal, valid and enforceable, and (ii) do not constitute preferential transfers or fraudulent conveyances under the Bankruptcy Code or any federal or state law.
     36. ATSB Cash Collateral Order. All of the terms and provisions of the ATSB Cash Collateral Order shall continue to apply and govern the Debtors’ use of cash collateral, as well as all of the parties’ rights and obligations, as defined and specified therein, until the occurrence of the Effective Date.
     37. ATSB Warrant. In connection with the Plan and the Merger, Reorganized Group shall issue to the ATSB on the Effective Date a warrant to acquire 7,735,770 shares of New Common Stock at a price of $7.27 per share in exchange for, and pursuant to the terms of, a warrant to purchase 18,754,000 shares of America West Class B Common Stock issued to the ATSB by America West on January 18, 2002, as provided for in the AWA ATSB Loan and as contemplated by the ATSB Term Sheet (the “ATSB Warrant”). Reorganized Group shall have full power and authority to issue the ATSB Warrant, and the ATSB Warrant shall, upon due execution, delivery and issuance, be duly authorized and valid, binding, and enforceable against Reorganized Group and any shares of New Common Stock issued pursuant to the ATSB Warrant shall be duly authorized, fully paid and nonassessable and not subject to preemptive or similar rights of third parties.
     38. GE Master MOU. No further action of this Court is required with respect to the Amended and Restated Master Memorandum of Understanding among USAI, Group, GECC, GEAE and certain other affiliates of GECC, which was approved by the Bankruptcy Court on December 17, 2004 (Docket No.1431), as amended and supplemented and approved by orders of the Bankruptcy Court on February 4, 2005 (Docket No. 1763) and March 31, 2005 (Docket No. 2008), and as further amended and supplemented by the Master Merger Memorandum of Understanding dated June 13, 2005 as approved by the Bankruptcy Court on June 23, 2005 (Docket No. 2320), the GE claims reconciliation approved by the Court on September 2, 2005 (Docket No. 3075), and as further amended and supplemented by letter agreement dated as of September 9, 2005 (the “MOU Amendment”, and collection with all of the other aforesaid agreements, documents and claims reconcilliation, the “GE Master MOU”). All agreements, documents and instruments contemplated by, or previously executed and delivered in connection with, the GE Master MOU, upon execution, were, and on and after the Effective Date shall continue to be, duly authorized and valid, binding, and enforceable agreements on the part of the applicable Debtors. All executory contracts and unexpired leases described in the GE Master MOU that are not rejected in accordance with or as contemplated by the terms and provisions of the GE Master MOU shall be assumed consistent with the GE Master MOU, notwithstanding anything to the contrary contained in the Plan. Reorganized USAI shall have full power and authority to issue the New Convertible Note (if issued), and the New Convertible Note (if issued) shall, upon due execution, delivery and issuance, be duly authorized and valid, binding, and enforceable against Reorganized USAI and any shares of New Common Stock issued pursuant to the New Convertible Note shall be duly authorized, fully paid and nonassessable and not subject to preemptive or similar rights of third parties.
     39. The Merger Agreement. The Merger Agreement is hereby approved, and Group shall have full power and authority to execute, deliver and perform the Merger Agreement and is authorized and directed to take all necessary steps and to perform all necessary and appropriate acts to consummate the terms and conditions of the Merger Agreement.
     40. Investment Agreements. Each of the Investment Agreements, as amended from time to time prior to the date hereof, is hereby approved, and Group shall have full power and authority to execute, deliver and perform each of the Investment Agreements and is authorized and directed to take all necessary steps and to perform all necessary and appropriate acts to consummate the terms and conditions of each of the Investment Agreements.
     41. Airbus Agreements. Group is authorized to assume the A320 Purchase Agreement and the A330 Purchase Agreement, each as amended, as contemplated by and defined in the Airbus Term Sheet attached as Exhibit A to the Plan (the “Airbus Term Sheet”) and to enter into the A350 Purchase Agreement and the Term Loan Facility (each as defined in the Airbus Term Sheet) and all documents and instruments contemplated by or necessary to implement the Airbus Term Sheet, including, without limitation the granting of security interests on the assets of the Debtors to be pledged in favor of the Term Loan Facility, and the amended A320 Purchase Agreement, amended A330 Purchase Agreement, A350 Purchase Agreement and the Term Loan Facility shall, upon due execution and delivery, be duly authorized and valid, binding, and enforceable agreements on the part of the Reorganized Debtors.
     42. Alliance Agreements with Air Canada. The Debtors shall have full power and authority to execute, deliver and perform the agreements and other arrangements described in the term sheets attached to the Plan as Exhibit S, and all documents and instruments contemplated by or necessary to implement such agreements and other arrangements, with certain Affiliates of ACE Aviation Holdings, Inc., and such agreements and all such documents and instruments shall, upon due execution and delivery, be duly authorized and valid, binding, and enforceable agreements on the part of the Debtors. The Bankruptcy Court shall not have jurisdiction over disputes arising out of or relating to such agreements and arrangements.
     43. EETC Sale Motions. Notwithstanding anything to the contrary in the Plan or this Confirmation Order, all Aircraft Secured Claims with respect to the aircraft referred to in the Debtors’ (1) Motion for an Order Authorizing the Debtors to Enter into a Sale and Leaseback Transaction with B.C.I. Aircraft Leasing, Inc. with respect to (A) Five (5) Airbus 320-214 Aircraft and (B) Upon Exercise of a Certain Put Option, Nine (9) Airbus 310-112 Aircraft, in Each Case Pursuant to 11 U.S.C. §§362, 363 and 1110 and Rules 2002, 4001 and 6004 of the Federal Rules of Bankruptcy Procedure (Docket No. 2980); (2) Motion for an Order Authorizing the Debtors to Enter into a Sale and Leaseback Transaction with Fortress Investment Group LLC with respect to Five (5) Airbus 330-300 Aircraft Pursuant to 11 U.S.C. §§362, 363 and 1110 and Rules 2002, 4001 and 6004 of the Federal Rules of Bankruptcy Procedure, including the Payment of Liquidated Damages (Docket No. 2976); and (3) Motion for an Order (I) Authorizing the Debtors to Enter into a Sale and Leaseback Transaction with RPK Capital V, L.L.C. with respect to (A) Nine (9) Airbus 319-112 Aircraft and (B) Upon Exercise of a Certain Put Option, Five (5) Airbus 320-214 Aircraft, in Each Case Pursuant to 11 U.S.C. §§362, 363 and 1110 and Rules 2002, 4001 and 6004 of the Federal Rules of Bankruptcy Procedure and (II) Approving the Liquidated Damages and Expense Reimbursement in Connection Therewith (Docket No. 2979), each filed with the Bankruptcy Court (the “EETC Sale Motions”), and all associated indebtedness and other obligations owing by the Debtors in respect of such Aircraft Secured Claims arising under or related to the associated EETC Financing, all as more specifically set forth in the respective EETC Sale Motions, shall not be Reinstated until the earlier of (i) October 31, 2005, or (ii) such date as the Debtors or Reorganized Debtors shall file a notice with the Bankruptcy Court to such effect; provided, however, that upon the entry by the Bankruptcy Court of an order granting the relief sought by the Debtors pursuant to any of the EETC Sale Motions and the sale by the Debtors or Reorganized Debtors of one or more of the aircraft that are the subject of such EETC Sale Motions and the payment in full of the associated EETC Financing giving rise to the applicable Aircraft Secured Claims related to such sold aircraft, in each case prior to October 31, 2005, and consistent with the terms of the Bankruptcy Court’s order granting the relief sought by the Debtors relative to such aircraft and associated EETC Financing, no Reinstatement of such Aircraft Secured Claims and the associated EETC Financing shall occur in the Chapter 11 Cases; and provided further, that if an order is entered by the Bankruptcy Court denying the relief sought by the Debtors pursuant to any EETC Sale Motion and such order is not appealed from for a period of ten days thereafter, all Aircraft Secured Claims and associated EETC Financing shall be Reinstated in accordance with the terms of the Plan on the following day without further act or order of the Bankruptcy Court. Prior to the date when the applicable Aircraft Secured Claims are Reinstated or the related aircraft are sold and payment in full of the associated EETC Financing is made by the Debtors in accordance with the applicable order of the Bankruptcy Court permitting such sale as requested in the EETC Sale Motions, the Debtors and/or Reorganized Debtors, on the one hand, and the holders of the respective Aircraft Secured Claims and associated EETC Financing, on the other hand, shall retain all rights and remedies relative to such Aircraft Secured Claims and with regard to the associated EETC Financing, as the same shall exist with respect thereto prior to the Effective Date so as to preserve the status quo regarding such rights and remedies in all respects, subject to the parties’ continuing obligations contained in any section 1110(a) agreement approved by the Bankruptcy Court with respect to such aircraft and associated EETC Financing.
     44. Resolution of Objection by Embraer Aircraft Customer Services, Inc., Embraer Finance, Ltd. and Jurema, Ltd. The Debtors’ listing on Exhibit U-5 of (a) certain contracts identified as LOI #1 and LOI #2, as those terms are defined in the Objection of Embraer Aircraft Customer Services, Inc., Embraer Finance, Ltd. and Jurema, Ltd. (collectively, “Embraer”) to the Plan (Docket No. 3125); and (b) Purchase Agreement DCT – 021/03, as amended (the “Purchase Agreement”) between USAI and Embraer – Empresa Brasileira de Aeronautica SA (“Embraer Empresa”), shall be without prejudice to the rights of Embraer and Embraer Empresa and the Debtors under section 365 of the Bankruptcy Code, including, without limitation, whether any particular contract on Exhibit U-5 is executory or non-executory, prepetition or postpetition, capable of assumption, and/or the priority of any claims with respect thereto, or to move for appropriate relief in this Court if any such party believes that the transactions contemplated in the Purchase Agreement cannot close within one hundred-eighty (180) days of the Effective Date of the Plan.
     45. Resolution of Objection by Bank of America, N.A. and Bank of America, N.A. (USA). Nothing in the Plan, including Section 11.8 thereof, or this Confirmation Order, is intended to, or shall, release, modify, impair or enjoin any rights or claims held by or owed to Bank of America, N.A. (USA) or Bank of America, N.A. (or any of their affiliated entities) in any manner arising from or related to: (i) the Co-Branded Card and Merchant Services Agreement, dated as of Ma 20, 2003, as amended, assumed pursuant to the Court order entered on November 22, 2004 (Docket No. 855), or (ii) the Co-

Branded Credit Card Agreement, dated January 1, 2001, between Bank of America, N.A. (USA) and America West Airlines, Inc. (as amended).
     46. Resolution of Objection by U.S. Bank, National Association and U.S. Bank Trust, National Association. Upon the assumption on the Effective Date of that certain lease dated as of December 19, 1996, by and between Massachusetts Port Authority and US Airways, Inc., f/k/a USAir, Inc., as amended by the First Amendment to Lease dated as of October 1, 1999 (the “Massport Lease”), the Debtors shall reaffirm that certain Amended and Restated Guaranty dated as of October 1, 1999 in favor of U.S. Bank National Association for the benefit of MBIA Insurance Corporation and certain other parties.
     47. Letter Agreements with ALPA. USAI and Group are hereby authorized and directed to enter into Letter Agreement #95, US Airways Group Equity, and the Transition Agreement (Sections VIII.A., B. and C. of which are conditioned on and subject to pilot group ratification) pursuant to the Assumed Modified CBA between ALPA and USAI, attached hereto as Exhibits D and E, respectively, and USAI and ALPA will enter into a letter of agreement that will include terms identified in the September 14, 2005 letter from Jerrold A. Glass to Captain William D. Pollock attached hereto as Exhibit F (collectively, with Exhibits D and E, the “ALPA CBA Letter Agreements”), and each of USAI, Group and ALPA shall perform their obligations under the ALPA Letter Agreements, including in connection with the Plan. Without limiting the foregoing, notwithstanding anything to the contrary in the Plan or this Confirmation Order, all collective bargaining agreements between USAI and ALPA, as modified and/or amended from time to time (the “ALPA CBAs”), shall be deemed automatically assumed in accordance with the provisions and requirements of sections 365 and 1123 of the Bankruptcy Code as of the Effective Date of

the Plan. The assumption of the ALPA CBAs and the cure of all amounts owed under such ALPA CBAs, including but not limited to amounts owed as a result of arbitration awards, indemnification obligations, and the resolution of grievances, which shall all be paid when they become due in the ordinary course by the Reorganized Debtors, shall be in full satisfaction of all Claims and Interests arising under all ALPA CBAs between the parties thereto and their predecessors-in-interest. Upon the assumption of the ALPA CBAs, all proofs of claim and requests for payment of administrative expenses filed by ALPA in the Chapter 11 Cases, including but not limited to the claims and requests for payments of administrative expenses identified in an exhibit to the Transition Agreement, shall be deemed withdrawn, without prejudice to the pursuit of grievances, arbitration awards, indemnification, and related litigation in the ordinary course by ALPA and/or individuals.
     48. Exhibits to the Plan Will Operate as Controlling Documents. In the event of an inconsistency between the Plan and the Exhibits to the Plan (as may be modified), the Exhibits to the Plan will control.
     49. 28 U.S.C. §157(d). Nothing in this Confirmation Order or the Plan is intended to modify or violate 28 U.S.C. §157(d).
     50. Exhibits and Corporate Matters.
          (a) All Exhibits to the Plan and documents and agreements introduced into evidence by the Debtors at the Confirmation Hearing (including all exhibits and attachments thereto) and the execution, delivery and performance of such exhibits, documents, and agreements in substantially the form submitted at the Confirmation Hearing by the Debtors in accordance with their respective terms are approved.

          (b) All documents, agreements, instruments and actions reasonably necessary to effectuate the consummation and implementation of the Plan, including, without limitation, the execution, delivery and performance of the agreements by the Debtors or Reorganized Debtors referred to or contemplated in paragraphs 15, 37, and 39 to 44 above are authorized and approved by this Court and shall be deemed effective pursuant to section 303 of the Delaware General Corporation Law and without further corporate act or action under applicable law and without any requirement of further action by the stockholders or directors of the Debtors.
     51. Modifications to the Original Plan. At the request of the Debtors, the Original Plan is hereby modified pursuant to section 1127(a) of the Bankruptcy Code as follows:4
     (a) 1.13. “ALPA ~~Shares~~Securities” means ~~the number of 1,038,000~~(a) 1,250,000 shares of New Common Stock, ~~or such other number of~~and (b) options to acquire 1,110,000 shares of ~~new~~New Common Stock in accordance with the terms and conditions relating thereto as ~~shall be determined by~~contained in the ~~Bankruptcy Court to constitute compliance by~~Letter of Agreement #95 between Group, USAI ~~with its obligations under~~and ALPA pursuant to the Assumed Modified CBA between USAI and ALPA (the “ALPA Warrants”).
     (b) 1.115. “PBGC Claim” means all Claims ~~of~~by the PBGC in the Chapter 11 Cases against any of the Debtors and all claims of the PBGC against any non-Debtor Affiliate of any Debtor for unpaid premiums, unpaid minimum funding contributions and unfunded benefit liabilities. If more than one of the Debtors is obligated for the PBGC Claim, the holder thereof shall be deemed for all purposes under this Plan to have only a single Claim.
     (c) 1.152. “Unsecured Creditors Stock” means ~~8,212,121~~6,962,121 shares of New Common Stock, ~~minus the ALPA Shares,~~ to be distributed ~~pro rata~~to the holders of the PBGC Claim and to the holders of Allowed Class USAI-9 Claims, Allowed Class Group-9 Claims, Allowed Class PSA-9 Unsecured Claims, Allowed Class Piedmont-9 Unsecured Claims, and Allowed Class Material Services-9 Unsecured Claims, pursuant to Sections 5.1.g, 5.1.i, 5.2.h, 5.2.j, 5.3.g, 5.3.i, 5.4.g, 5.4.i, 5.5.g and 5.5.i of this Plan.
     (d) 1.172 “GEAE Claim”. The definition of “GEAE Claim” in Section 1.72 of the Plan is deleted in its entirety.

[4]	As appropriate, additions are indicated with a double underlining; deletions are indicated with a strike-through.

     (e) Article III. Sections 3.1.c, 3.2.c, 3.3.b, 3.3.c, 3.4.b, 3.4.c, 3.5.b and 3.5.c are deleted in their entirety and replaced by “[Intentionally Omitted]”.
     (f) Article V. Sections 5.1.c, 5.2.c, 5.3.b, 5.3.c, 5.4.b, 5.4.c, 5.5.b and 5.5.c are deleted in their entirety and replaced by “[Intentionally Omitted]”.
     (g) Article V. All references in Sections 5.1.b, 5.2.b, 5.3.b, 5.4.b, 5.5.b and elsewhere in the Plan to the treatment to be provided in respect of the GECC Claims “in accordance with the GE Master MOU” shall be modified to take into account the MOU Amendment and the GE Master MOU as amended thereby. Specifically, in lieu of the issuance of the New Convertible Note, the Debtors or Reorganized Debtors shall distribute to GECC or its designated Affiliate Cash in the amount of One Hundred Twenty-Five Million Dollars ($125,000,000) on the fourth day after the Effective Date (or if such date is not a Business Day, then on the next succeeding Business Day; provided, however, that if the Effective Date occurs on or prior to September 30, 2005, then such payment shall be made in any and all cases on or prior to September 30, 2005; provided further, that GECC shall retain the right to elect to receive the New Convertible Note in lieu of such Cash distribution, as provided for in, and pursuant to the terms and conditions of, the MOU Amendment.
     (h) 7.20. Issuance of ~~New Common Stock~~ALPA Securities to ALPA. On the Effective Date, Reorganized Group shall issue to individuals as designated by ALPA ~~the ALPA~~1,250,000 Shares of New Common Stock in accordance with the terms of the Assumed Modified CBA between USAI and ALPA. After the Effective Date, in accordance with the terms of, and on the dates provided for by, Letter of Agreement #95 to the Assumed Modified CBA between USAI and ALPA, Reorganized Group shall issue the ALPA Warrants to individuals as designated by ALPA in accordance with the Assumed Modified CBA between USAI and ALPA.
     (i) 8.4 Rejection Damages Bar Date. If the rejection by the Debtors (pursuant to this Plan or otherwise) of an Interline Agreement, Employee-Related Agreement, Other Executory Contract or Unexpired Lease, Intercompany Executory Contract or Intercompany Unexpired Lease results in a Claim, then such Claim shall be forever barred and shall not be enforceable against either the Debtors or the Reorganized Debtors or their properties unless a proof of claim is filed with the Claims Agent and served upon counsel to the Debtors and the Creditors’ Committee or the Post-Effective Date Committee, as applicable, within thirty (30) days after service of the earlier of (a) notice of the Confirmation Order, or (b) other notice that the executory contract or unexpired lease has been rejected; provided, however, that the foregoing requirement to file a proof of claim shall not be applicable to any such Claim that was previously allowed by Final Order of the Bankruptcy Court. Under no circumstances shall any rejection damage Claim be asserted against America West or any Plan Investor or any of their respective assets or properties; and provided further, that with respect to any such rejected executory contract or unexpired lease that was included on the Post-Effective Date Determination Schedule, the deadline to file a proof of claim shall be thirty (30) days after the effective date of rejection of such executory contract or unexpired lease.

     (j) 9.2 No Interest on Claims. Unless otherwise specifically provided for in this Plan, the Confirmation Order, the ATSB Cash Collateral Order or a postpetition agreement in writing between the Debtors and a Claimholder, postpetition interest shall not accrue or be paid on Claims, and no Claimholder shall be entitled to interest accruing on or after the Petition Date on any Claim. Additionally, and without limiting the foregoing, interest shall not accrue or be paid on any Disputed Claim in respect of the period from the Effective Date to the date a final distribution is made when and if such Disputed Claim becomes an Allowed Claim; provided, however, that nothing in this Section 9.2 shall constitute a waiver by any instrumentality of the United States to assert the right to receive postpetition interest pursuant to any U.S. federal statute or regulation with respect to any Administrative Claims.
     (k) 10.3 Other Administrative Claims. All other requests for payment of an Administrative Claim (other than as set forth in Sections 10.1 and 10.2 of this Plan and subject to the final sentence of this Section 10.3) must be filed, in substantially the form of the Administrative Claim Request Form attached to this Plan as Exhibit V, with the Claims Agent and, except as set forth in any order of the Bankruptcy Court, served on counsel for the Debtors and the Post-Effective Date Committee, and as may otherwise be required by the Bankruptcy Court or the Bankruptcy Code or the Bankruptcy Rules, by the Administrative Claims Bar Dates applicable to such Administrative Claim. Any request for payment of an Administrative Claim pursuant to this Section 10.3 that is not timely filed and served shall be disallowed automatically without the need for any objection from the Debtors or the Reorganized Debtors. The Reorganized Debtors may settle an Administrative Claim without further Bankruptcy Court approval. Unless the Debtors or the Reorganized Debtors object to an Administrative Claim by the date set forth by the Bankruptcy Court in its order establishing the Administrative Claims Bar Date applicable to such Administrative Claim as the deadline for any such objections, such Administrative Claim shall be deemed allowed in the amount requested. In the event that the Debtors or the Reorganized Debtors object to an Administrative Claim, the Bankruptcy Court shall determine the allowed amount of such Administrative Claim; provided, however, that nothing in this Section 10.3 shall constitute a waiver by the United States of its rights to assert that any statute or regulation precludes judicial review of the validity or amount of any Administrative Claim filed by the United States. Notwithstanding the foregoing, no request for payment of an Administrative Claim need be filed with respect to an Administrative Claim which (i) is for goods or services (including wages, salaries, taxes, commissions, and trade payables) paid or payable by the Debtors in the ordinary course of business, (ii) previously has been Allowed by Final Order of the Bankruptcy Court, (iii) are for break-up fees or expense reimbursements approved as provided for in the Procedures Order, or (iv) the Debtors have agreed that no request is required.
     (l) 11.5 Release by Holders of Claims and Interests. On the Effective Date each Person that votes to accept the Plan, to the fullest extent permissible under applicable law, as such law may be extended subsequent to the Effective Date, in consideration for the obligations of the Debtors and the Reorganized Debtors under the Plan and the Cash, New Common Stock and other contracts, instruments, releases, agreements or documents to be delivered in connection with the Plan (each such Person, a “Release Obligor”), shall have conclusively, absolutely, unconditionally, irrevocably and forever, released and discharged each Released Party from any Cause of Action existing as of the Effective Date arising from, based on or relating to, in whole or in part, the subject matter of, or the transaction or event giving rise to, the Claim or Interest of such Release Obligor, and any act, omission, occurrence or event in any manner related to such subject matter, transaction or obligation; provided, however, that (i) this Section 11.5 shall not release any Released Party from (A) any obligations with respect to or in connection with the treatment of Claims as provided under this Plan, or (B) any Cause of Action existing as of the Effective Date based on the Internal Revenue Code or other domestic state, city or municipal tax code, the environmental laws of the United States or any domestic state, city or municipality, or any criminal laws of the United States or any domestic state, city or municipality, and (ii) nothing set forth in this Plan or the Confirmation Order shall be construed to preclude the United States from pursuing any cause of action against any Released Party based upon any civil law of the United States. Notwithstanding the foregoing, nothing in this Section 11.5 is intended to ~~release any Claims~~ permit the United States to assert any claim against any of the Debtors for the payment of money for acts or omissions occurring prior to the Confirmation Date. Furthermore, nothing in this Section 11.5 shall constitute a release or discharge of any Claim by the PBGC against any Released Party (other than the Debtors, the Reorganized Debtors or their respective “Controlled Groups” (as such term is defined in Section 412(c)(11) of the Internal Revenue Code of 1986, as amended, and Sections 302(c)(11) and 4001(a)(14) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and Section 302(c)(11) of ERISA)) with respect to any Claim arising under 29 U.S.C. §§ 1104-~~1109 and~~ 1109, 1132 or 1342(d)~~, as amended, unless either (a)~~ other than any such Claims that relate to the ~~Claim is based on an alleged~~ failure to make~~,~~ ( or timely ~~to~~ make ) , or the amount of, ~~a~~ required minimum funding ~~contribution to~~ contributions against a ~~plan or (b) the~~ Released Party ~~can demonstrate that it, he or she acted (or failed~~ for which the Debtors or Reorganized Debtors are required to ~~act, in the case of a Claim based on failure~~ indemnify or hold harmless such Released Parties pursuant to ~~act~~) this Plan or in  ~~good faith or in reasonable reliance. Furthermore, nothing in this Section 11.5 is intended to permit the United States to assert any claim against any of the Debtors for the payment of money for acts or omissions occurring prior to~~  a writing existing before the Confirmation Date.
     (m) 11.8 Exculpation and Limitation of Liability. Except as otherwise specifically provided in this Plan, including Section 11.5, the ~~Debtors, the Reorganized Debtors, the~~ Creditors’ Committee, the members of the Creditors’ Committee in their capacities as such, the Retiree Committee, the members of the Retiree Committee in their capacities as such, America West, the Plan Investors, the ATSB Lenders (solely in such capacities), GECC and GEAE, ~~any of such parties’ respective present or former affiliates, members, officers, directors, employees, advisors, attorneys, representatives, financial advisors, investment bankers, or agents~~ and any of such parties’ successors and assigns, shall not have or incur, and are hereby released from, any claim, obligation, Cause of Action, or liability to one another or to any Claimholder or Interestholder, or any other party-in-interest, or any of their ~~respective agents, employees, representatives, financial advisors, attorneys or Affiliates, or any of their~~ successors or assigns, for any act or omission directly arising in connection with, ~~relating to, or arising out of~~ or deriving from the Debtors’ Chapter 11 Cases, negotiation and filing of the Plan, filing the Chapter 11 Cases, the pursuit of confirmation of the Plan, the consummation of the Plan, the administration of the Plan or the property to be distributed under the Plan, except for their willful misconduct, recklessness ~~or~~, gross negligence, fraud, criminal conduct, ultra vires acts or the unauthorized use of confidential information causing damages or personal gains, and in all respects shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities under the Plan. Notwithstanding the foregoing, nothing in this Plan releases or shall be deemed to release the Debtors, the Reorganized Debtors, America West, the Plan Investors or their respective Affiliates from any of their obligations under the ATSB Loan, the AWA ATSB Loan (in each case as amended and modified in accordance with the ATSB Term Sheet), the Investment Agreements, the Merger Agreement, or any other instrument, document, or agreement entered into, executed or delivered pursuant thereto or in connection therewith.
     (n) 11.10 Injunction. The satisfaction, release, and discharge pursuant to this Article XI shall act as an injunction against any Person commencing or continuing any action, employment of process, or act to collect, offset, or recover any Claim or Cause of Action satisfied, released, or discharged under this Plan to the fullest extent authorized or provided by the Bankruptcy Code, including, without limitation, to the extent provided for or authorized by sections 524 and 1141 thereof. Further, except as otherwise provided in the Plan or the Confirmation Order, as of the Confirmation Date, but subject to the occurrence of the Effective Date, all Persons who have held, hold or may hold Claims against or Interests in any of the Debtors or the Estates are, with respect to any such Claims or Interests, permanently enjoined from and after the Confirmation Date from: (i) commencing, conducting or continuing in any manner, directly or indirectly, any suit, action or other proceeding of any kind (including, without limitation, any proceeding in a judicial, arbitral, administrative or other forum) against the Debtors, the Estates or the Reorganized Debtors or any of their property, or any direct or indirect transferee of any property of, or direct or indirect successor in interest to, any of the foregoing Persons, or any property of any such transferee or successor; (ii) enforcing, levying, attaching (including, without limitation, any pre-judgment attachment), collecting or otherwise recovering by any manner or means, whether directly or indirectly, of any judgment, award, decree or order against the Debtors, the Estates or the Reorganized Debtors or any of their property, or any direct or indirect transferee of any property of, or direct or indirect successor in interest to, any of the foregoing Persons, or any property of any such transferee or successor; (iii) creating, perfecting or otherwise enforcing in any manner, directly or indirectly, any encumbrance of any kind against the Debtors, the Estates or the Reorganized Debtors or any of their property, or any direct or indirect transferee of any property of, or successor in interest to, any of the foregoing Persons; (iv) exercising any right of setoff, subrogation, or recoupment of any kind, directly or indirectly, against any obligation due the Debtors, the Estates or the Reorganized Debtors, or any direct or indirect transferee of any property of, or successor in interest to, any of the foregoing Persons; and (v) acting or proceeding in any manner, in any place whatsoever, that does not conform to or comply with the provisions of the Plan to the full extent permitted by applicable law. Notwithstanding the foregoing, nothing ~~in this Plan~~herein shall (a) enjoin or otherwise impair the United States’ rights of setoff and/or recoupment unless otherwise agreed to in writing by the United States and the Debtors or Reorganized Debtors, as the case may be, or be construed to preclude the United States from pursuing any regulatory or police action against any Debtor, Reorganized Debtor, or any other party to the extent not prohibited by the automatic stay of section 362 of the Bankruptcy Code or discharged or enjoined pursuant to sections 524 or 1141(d) of the Bankruptcy Code or other applicable law or (b) prohibit or impair the rights of any parties to commence or pursue actions against any Persons other than the Debtors based on fraud or violations of applicable securities laws, or, subject to the ultimate proviso in Section 11.2 of this Plan, preclude or otherwise impair the rights of the U.S. Securities and Exchange Commission to administer and enforce the United States federal securities laws.

Dated:	Alexandria, Virginia
September 16, 2005

/s/ Stephen S. Mitchell

HONORABLE STEPHEN S. MITCHELL UNITED STATES BANKRUPTCY JUDGE
WE ASK FOR THIS:
Brian P. Leitch, Esq.
Daniel M. Lewis, Esq.
Michael J. Canning, Esq.
Neil M. Goodman, Esq.
ARNOLD & PORTER LLP
370 Seventeenth Street, Suite 4500
Denver, Colorado 80202
(303) 863-1000
          - and -
555 Twelfth Street, NW
Washington, DC 20004
(202) 942-5000
          - and -
399 Park Avenue
New York, New York 10022
(212) 715-1000
- and -

/s/ Douglas M. Foley

Lawrence E. Rifken, Esq. (VSB No. 29037)
Douglas M. Foley, Esq. (VSB No. 34364)
David I. Swan, Esq.
McGUIREWOODS LLP
1750 Tysons Boulevard, Suite 1800
McLean, Virginia 22102-4215
(703) 712-5000

Counsel to the Debtors and Debtors-in-Possession

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